Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FIRST MID BANCSHARES, INC.

RAVEN SUB LLC

AND

EVERGREEN BANCSHARES, INC.

Dated as of October 28, 2026

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TABLE OF CONTENTS

ARTICLE I THE MERGER	1

1.1	The Merger	1

1.2	Effective Time	1

1.3	Effects of the Merger	2

1.4	Merger Consideration; Conversion of Shares.	2

1.5	Cancellation of Treasury Shares	4

1.6	Exchange of Certificates	4

1.7	No Fractional Shares	5

1.8	Dissenting Shares	6

1.9	Withholding	6

1.10	Closing	6

ARTICLE II REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY	7

2.1	Organization.	7

2.2	Organizational Documents; Minutes and Stock Records	8

2.3	Capitalization.	8

2.4	Authorization; No Violation	9

2.5	Consents and Approvals	9

2.6	Financial Statements	10

2.7	No Undisclosed Liabilities	10

2.8	Loans; Loan Loss Reserves.	10

2.9	Properties and Assets	11

2.10	Material Contracts	12

2.11	No Defaults	13

2.12	Transactions with Affiliates	13

2.13	Investments.	14

2.14	Compliance with Laws; Legal Proceedings.	14

2.15	Insurance	16

2.16	Taxes	16

2.17	Environmental Laws and Regulations.	19

2.18	Community Reinvestment Act Compliance	20

2.19	Company Regulatory Reports	20

2.20	Employee Matters.	20

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2.21	Employee Benefit Plans.	22

2.22	Technology and Intellectual Property.	24

2.23	Absence of Certain Changes or Events	26

2.24	Conduct of Business Since December 31, 2025	26

2.25	Change in Business Relationships	27

2.26	Trust and Investment Activities	28

2.27	Subordinated Notes	28

2.28	Brokers’ and Finders’ Fees	28

2.29	Opinion of Financial Advisor	28

2.30	Information Supplied	28

2.31	No Other Representations or Warranties	28

ARTICLE III REPRESENTATIONS AND WARRANTIES CONCERNING PARENT AND MERGER SUB	29

3.1	Organization	29

3.2	Capitalization	29

3.3	Authorization; No Violations	30

3.4	Consents and Approvals	30

3.5	Parent SEC Filings and Financial Statements.	30

3.6	Compliance with Laws; Legal Proceedings.	32

3.7	Parent Regulatory Reports	32

3.8	No Adverse Change	33

3.9	Tax Matters	33

3.10	Brokers’ and Finders’ Fees	33

3.11	Information Supplied	33

3.12	Loans; Loan Loss Reserves.	33

3.13	Financial Capability	34

3.14	Community Reinvestment Act Compliance	34

3.15	No Other Representations or Warranties	34

ARTICLE IV AGREEMENTS AND COVENANTS	34

4.1	Conduct of the Company’s Business	34

4.2	Conduct of Parent’s Business	37

4.3	Access to Information and Premises.	37

4.4	Regulatory Filings of Parent	38

4.5	SEC Filings	38

4.6	Meeting	39

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4.7	Publicity	39

4.8	No Conduct Inconsistent with this Agreement.	40

4.9	Loan Charge-Off; Pre-Closing Loan Review.	41

4.10	Director and Officer Insurance Coverage	42

4.11	Interim Financial Statements	42

4.12	Dissent Process	42

4.13	Section 368(a) Reorganization	43

4.14	Notice of Certain Events	43

4.15	Reasonable and Diligent Efforts	43

4.16	Subordinated Notes Assumption	43

4.17	Debt Payoff and Lien Releases	44

4.18	Shareholder Litigation	44

4.19	Section 16 Matters	44

4.20	Stock Exchange Listing	44

4.21	Dividends	44

4.22	Takeover Statutes	44

4.23	No Control	44

ARTICLE V EMPLOYEE BENEFIT MATTERS	45

5.1	Benefit Plans	45

5.2	No Rights or Remedies	46

ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	46

6.1	Representations and Warranties	46

6.2	Performance of Agreements	47

6.3	Closing Certificate	47

6.4	Regulatory and Other Approvals	47

6.5	Approval of Merger and Delivery of Articles of Merger	47

6.6	No Injunctions or Restraints; Illegality	47

6.7	No Adverse Changes	47

6.8	Tax Opinion	47

6.9	Effectiveness of the Registration Statement	47

6.10	Closing Balance Sheet	48

6.11	Consents	48

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY	48

7.1	Representations and Warranties; Performance of Agreements	48

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7.2	Performance of Agreements	48

7.3	Closing Certificate	48

7.4	Regulatory and Other Approvals	48

7.5	Approval of Merger and Delivery of Articles of Merger	49

7.6	No Injunctions or Restraints; Illegality	49

7.7	No Adverse Changes	49

7.8	Tax Opinion	49

7.9	Effectiveness of the Registration Statement	49

ARTICLE VIII TERMINATION	49

8.1	Termination	49

8.2	Effect of Termination.	51

ARTICLE IX GENERAL	53

9.1	Confidential Information	53

9.2	Non-Assignment	53

9.3	Notices	53

9.4	Knowledge	54

9.5	Interpretation and Definitions	54

9.6	Entire Agreement	55

9.7	Extension; Waiver	55

9.8	Governing Law	55

9.9	Counterparts	55

9.10	Severability	55

9.11	Specific Performance	55

9.12	Remedies	56

9.13	No Survival	56

9.14	Confidential Supervisory Information	56

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INDEX OF DEFINED TERMS

Term	Page

Acquisition Proposal	40
Adjusted Base Amount	3
Adjusted Cash Consideration	3
Adjusted Exchange Ratio	3
Adjustment Percentage	3
Affiliate	55
Agreement	1
Alternative Acquisition Agreement	41
Applicable Law	7
Articles of Merger	1
Bank	8
Bank Merger	1
Base Amount	3
BHCA	7
Borrower Affiliate	36
BSA/AML Law	15
Business Day	5
Cash Consideration	2
Closing	7
Closing Balance Sheet	48
Closing Date	7
Closing Parent Common Stock Price	6
Code	1
Commission	10
Company	1
Company Adverse Recommendation	40
Company Benefit Plans	22
Company Board	9
Company Common Stock	2
Company Disclosure Schedule	7
Company Financial Statements	10
Company Recommendation	40
Company Shareholder Approval	9
Company Shareholders Meeting	39
Company Stock Certificates	2
Company Sub Debt	44
Company Subsidiaries	8
Confidential Supervisory Information	56
Confidentiality Agreement	38
Consolidated Shareholders’ Equity	3
Conversion Fund	4
Determination Date	51
Dissenting Shares	6
DOL	23
Effective Time	2
Employees	21
Encumbrances	12

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Environmental Laws	20
ERISA Affiliate	22
ERISA Plans	22
Excess Shortfall Amount	3
Exchange Act	31
Exchange Agent	4
Exchange Ratio	2
Excluded Shares	4
Fair Lending Law	16
Federal Reserve	31
Federal Reserve Application	31
Final Index Price	51
GAAP	7
GBCLM	1
Governmental Authority	10
Hazardous Materials	20
Index	51
Index Ratio	51
Initial Index Price	51
Initial Parent Market Value	51
Injunction	48
Intellectual Property	25
Interim Balance Sheet	10
Interim Financial Statements	10
Investment Securities	14
IRS	23
IT Assets	25
KBW	28
Knowledge	55
Letter of Transmittal	5
Licenses	16
Loans	11
Material Adverse Effect	7
Material Contracts	12
Maximum Premium	42
MDOF	10
MDOF Application	31
Merger	1
Merger Consideration	2
Merger Sub	1
Minimum Adjusted Net Worth	3
MLLCA	1
MSOS	1
Multiemployer Plan	23
Net Worth Adjustment Amount	3
Ordinary Course of Business	11
Outside Date	50
Parent	1
Parent Bank	30
Parent Board	30
Parent Common Stock	2
7

Parent Disclosure Schedule	29
Parent Financial Statements	31
Parent Loans	34
Parent Market Value	51
Parent Regulatory Reports	33
Parent SEC Reports	31
Parent Stock Consideration	2
Parties	1
Party	1
PBGC	23
Permitted Encumbrances	12
Person	8
Prior Company Bidders	42
Privacy Laws	26
Proxy Statement	39
Qualifying Transaction	52
Real Property	12
Registration Statement	10
Regulatory Reports	20
Release	20
Representatives	41
Requisite Regulatory Approvals	47
Secured Indebtedness	44
Securities Act	10
Share Representatives	5
Subordinate	13
Subordinated Notes Assumption	44
Subsidiary	8
Superior Acquisition Proposal	41
Surviving Company	1
Tax	17
Tax Returns	17
Taxes	17
Termination Date	50
Termination Fee	52
Total Payments	46
Transaction Payment	46
UDAAP Law	15
Voting Agreement	1

EXHIBITS:
Exhibit A Form of Voting Agreement

Exhibit B Form of Bank Merger Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of the 28th day of October, 2026, by and among First Mid Bancshares, Inc., a Delaware corporation (“Parent”), Raven Sub LLC, a Missouri limited liability company (“Merger Sub”), and Evergreen Bancshares, Inc., a Missouri corporation (the “Company”). Parent, Merger Sub, and the Company are each referred to in this Agreement as a “Party” and collectively in this Agreement as the “Parties.”

RECITALS

WHEREAS, the Parent Board and the Company Board, and the sole member of Merger Sub, have each approved and declared it advisable and in the best interests of the Parties and their respective shareholders or unit holders to effect a reorganization, whereby the Company will merge with and into Merger Sub, in the manner and on the terms and subject to the conditions set forth in ARTICLE I (the “Merger”), as a result of which Merger Sub will be the Surviving Company;

WHEREAS, immediately following the Merger, the Surviving Company will be merged with and into Parent;

WHEREAS, for federal income tax purposes the Parties desire and intend that the Merger qualify as a reorganization in accordance with Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a “plan of reorganization” for purposes of Section 368 of the Code; and

WHEREAS, concurrently with this Agreement, certain shareholders of the Company have entered into a voting agreement by which they agree to vote in favor of this Agreement, the form of which is attached hereto as Exhibit A (the “Voting Agreement”);

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1           The Merger. Upon the terms and subject to the conditions of this Agreement, on the Closing Date and in accordance with the General and Business Corporation Law of Missouri, as amended (the “GBCLM”) and the Missouri Limited Liability Company Act (the “MLLCA”), the Company shall be merged with and into Merger Sub, whereupon the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the company surviving the Merger (the “Surviving Company”). Immediately following the Merger, the Surviving Company shall be dissolved or merged with and into Parent. Parent will cause the merger of the Bank with and into the Parent Bank at a time to be determined by Parent following the Effective Time (the “Bank Merger”). At the effective time of the Bank Merger, the separate existence of the Bank will terminate. Parent Bank will be the surviving bank and will continue its existence under Applicable Law. The Bank Merger shall be accomplished pursuant to the bank merger agreement in form attached hereto as Exhibit B.

1.2           Effective Time. As of the Closing, the Parties will cause the articles of merger (the “Articles of Merger”) to be executed and filed with the Missouri Secretary of State (the “MSOS”) as provided in the GBCLM and the MLLCA. The Merger shall become effective on the date and time (referred to as the “Effective Time”) at which the Articles of Merger are filed with the MSOS, or at such other date and time as is agreed among the Parties and specified in the Articles of Merger.

1.3           Effects of the Merger. At and as of the Effective Time:

(a)            as a result of the Merger, the certificate of formation and operating agreement of Merger Sub shall be the certificate of formation and operating agreement of the Surviving Company;

(b)            the officers of the Surviving Company shall be the officers of Merger Sub serving immediately prior to the Effective Time, who shall continue in office for the terms provided in the operating agreement of the Surviving Company and until their successors are duly elected or appointed and qualified; and

(c)            the Merger shall have the effects set forth in the applicable provisions of the GBCLM and MLLCA and, without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Company, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of Merger Sub.

1.4           Merger Consideration; Conversion of Shares.

(a)            At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of the Company, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (“Company Common Stock”), other than Excluded Shares and Dissenting Shares, shall be converted into and become the right to receive the following consideration (and thereupon shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and shall thereafter represent only the right to receive, upon surrender of such certificate in accordance with Section 1.6(b), the following consideration) (the consideration described in clauses (i) and (ii) below, subject to adjustment in accordance with Section 1.4(d), the “Merger Consideration”):

(i)             $5.20 per share in cash without interest (such per share amount is hereinafter referred to as the “Cash Consideration”); and

(ii)            0.4081 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of common stock, par value $4.00 per share, of Parent (the “Parent Common Stock”) (such per share amount, together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 1.7, is hereinafter referred to as the “Parent Stock Consideration”).

(b)            The holders of any certificates of Company Common Stock (“Company Stock Certificates”) previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by law.

(c)            If, between the date of this Agreement and the Effective Time, shares of Parent Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a dividend in the form of Parent Common Stock shall be declared with a record date within such period, then the Exchange Ratio will be appropriately and proportionally adjusted so as to provide the holders of Company Common Stock with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Exchange Ratio. If, between the date of this Agreement and the Effective Time, shares of Company Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a dividend in the form of Company Common Stock shall be declared with a record date within such period, then the Cash Consideration and Exchange Ratio will be appropriately and proportionally adjusted so as to provide the holders of Company Common Stock with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Cash Consideration and Exchange Ratio, respectively; provided, however, that nothing contained in this sentence shall be construed to permit the Company to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

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(d)            In the event the Closing Balance Sheet reflects Consolidated Shareholders’ Equity is less than $69,333,034.00 (the “Minimum Adjusted Net Worth”), the Merger Consideration shall be reduced dollar-for-dollar by an amount equal to the amount of such shortfall (any such shortfall, the “Net Worth Adjustment Amount”), as follows:

(i)             First, the Cash Consideration shall be reduced by an amount, rounded up to the nearest whole cent, equal to the quotient obtained by dividing (A) the Net Worth Adjustment Amount by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) (such reduced amount, the "Adjusted Cash Consideration"), and the Adjusted Cash Consideration shall be the Cash Consideration for all purposes of this Agreement; provided, however, that in no event shall the Cash Consideration be reduced below zero; and

(ii)            If the Net Worth Adjustment Amount exceeds the aggregate Cash Consideration that would otherwise have been payable absent this Section 1.4(d) (such excess, the "Excess Shortfall Amount"), then, in addition to the reduction of the Cash Consideration to zero pursuant to Section 1.4(d)(i), the Exchange Ratio shall be adjusted as follows: (A) first, the "Adjusted Base Amount" shall be calculated by subtracting (1) the Excess Shortfall Amount from (2) the product of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares), multiplied by (ii) the Exchange Ratio, multiplied by (iii) the Closing Parent Common Stock Price (such product, the "Base Amount"); (B) second, the Adjusted Base Amount shall be divided by the Base Amount (such quotient, the "Adjustment Percentage"); and (C) third, the Exchange Ratio shall be multiplied by the Adjustment Percentage (such ratio, the “Adjusted Exchange Ratio”), and the Adjusted Exchange Ratio shall be the Exchange Ratio for purposes of Section 1.4(a). The Adjusted Exchange Ratio shall be calculated and applied after any adjustment to the Exchange Ratio pursuant to Section 8.1(c)(iii).

(e)            If the Closing Balance Sheet reflects Consolidated Shareholders’ Equity equal to or greater than the Minimum Adjusted Net Worth, then there will be no adjustment to the Merger Consideration. As used herein, the term “Consolidated Shareholders’ Equity” shall mean the consolidated shareholders’ equity of the Company reflected on the Closing Balance Sheet; provided, however, that the following amounts shall be disregarded, and not be taken into account or otherwise reduce such consolidated shareholders’ equity, whether or not paid or accrued by the Company or any Company Subsidiary, but only to the extent such amounts reduced consolidated shareholders’ equity after September 30, 2026: (i) any changes to the valuation of the Company’s or a Company Subsidiary’s investment portfolio attributed to ASC 320, whether upward or downward, from September 30, 2026 until the date of the Closing Balance Sheet, (ii) the aggregate fees and expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, (iii) any amounts paid or payable to any director, officer or employee of the Company or any Company Subsidiary under any contract, severance arrangement, benefit plan or employment practice of the Company or any Company Subsidiary and all other payroll and non-payroll related costs and expenses incurred by the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, (iv) costs associated with the termination of any Company Benefit Plans, (v) any costs associated with the termination of the Company’s and Company Subsidiaries’ agreements with any of their vendors, including any data processing agreement, (vi) any negative provisions for loan losses taken by the Company or any Company Subsidiary from the date of this Agreement until the date of the Closing Balance Sheet, and (vii) any other expenses incurred solely in connection with the transactions contemplated hereby, in each case incurred or to be incurred by the Company or any Company Subsidiary through the Effective Time in connection with this Agreement and the transactions contemplated hereby.

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(f)             Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the Parties may mutually agree to change the method of effecting the Merger if and to the extent that they deem such a change to be desirable; provided, that (i) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Company Common Stock, and (ii) no such change shall alter or change the amount or kind of the consideration to be paid or issued to holders of Company Common Stock as consideration in the Merger or require submission to or approval of the Company's shareholders after the Merger has been approved by the Company’s shareholders. If the Parties agree to make such a change, they shall execute appropriate documents to reflect the change.

1.5           Cancellation of Treasury Shares. At the Effective Time, each share of Company Common Stock held as treasury stock or otherwise held by the Company, if any, immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no Merger Consideration shall be exchanged therefor (collectively, the “Excluded Shares”).

1.6           Exchange of Certificates.

(a)            At or prior to the Effective Time, Parent shall authorize the issuance of and shall make available to Computershare Trust Company, N.A., Parent’s exchange agent (the “Exchange Agent”), for the benefit of the holders of Company Stock Certificates and holders of Company Common Stock issued by book entry for exchange in accordance with this ARTICLE I, (i) a sufficient number of shares of Parent Common Stock, to be issued by book-entry transfer, for payment of the Parent Stock Consideration pursuant to Section 1.4(a) and (ii) sufficient cash for payment of the aggregate Cash Consideration pursuant to Section 1.4(a) and cash in lieu of any fractional shares of Parent Common Stock in accordance with Section 1.7. Such amount of cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to as the “Conversion Fund.” Parent shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(b)            Within two Business Days after the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of Company Stock Certificates (excluding Dissenting Shares) a letter of transmittal (“Letter of Transmittal”) in a form as Parent and the Company mutually agree, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of the Company Stock Certificates pursuant to this Agreement. Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities (“Share Representatives”) may submit multiple Letters of Transmittal, provided that such Share Representative certifies that each such Letter of Transmittal covers all the shares of Company Common Stock held by each such Share Representative for a particular beneficial owner. Any holder of Company Common Stock issued by book entry shall not be required to deliver a Company Stock Certificate but shall be required to deliver an executed Letter of Transmittal to receive the Merger Consideration with respect to such book-entry shares of Company Common Stock. As used in this Agreement, “Business Day” means any day except Saturday, Sunday and any day on which banks in Mattoon, Illinois, or St. Louis, Missouri, are authorized or required by law or other government action to close.

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(c)            Upon proper surrender of a Company Stock Certificate for exchange to the Exchange Agent or delivery of an affidavit of lost stock certificate as contemplated in Section 1.6(g), together with a properly completed Letter of Transmittal, duly executed, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate; thereupon such Company Stock Certificate shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration deliverable upon surrender of a Company Stock Certificate.

(d)            After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.

(e)            No dividends or other distributions declared with respect to Parent Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock Certificate in accordance with this ARTICLE I. Promptly after the surrender of a Company Stock Certificate in accordance with this ARTICLE I, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate were converted at the Effective Time pursuant to Section 1.4. No holder of an unsurrendered Company Stock Certificate shall be entitled, until the surrender of such Company Stock Certificate, to vote the shares of Parent Common Stock into which such holder’s Company Common Stock shall have been converted.

(f)             Any portion of the Conversion Fund that remains unclaimed by the shareholders of the Company twelve months after the Effective Time shall be paid to the Surviving Company, or its successors in interest. Any shareholders of the Company who have not theretofore complied with this ARTICLE I shall thereafter look only to the Surviving Company, or its successors in interest, for the issuance of the Merger Consideration and the payment of cash in lieu of any fractional

(f)shares deliverable in respect of such shareholders’ shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on the Parent Stock Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)            In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this ARTICLE I, the Merger Consideration and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement, as applicable.

1.7           No Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued as Parent Stock Consideration in the Merger. Each holder of shares of Company Common Stock who would otherwise be entitled to receive a fractional share of Parent Common Stock pursuant to this ARTICLE I shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Closing Parent Common Stock Price by the fractional share of Parent Common Stock to which such former holder would otherwise be entitled. “Closing Parent Common Stock Price” means the weighted average of the daily closing sales prices of a share of Parent Common Stock as reported on the NASDAQ Global Market for the ten consecutive trading days immediately preceding the Closing Date.

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1.8           Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of such shares in accordance with the GBCLM (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the GBCLM with respect to such shares) shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Agreement, but shall be entitled only to such rights as are granted by the GBCLM to a holder of Dissenting Shares. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of the GBCLM. If any Dissenting Shares shall lose their status as such (through failure to perfect appraisal rights under the GBCLM or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the Merger Consideration, without interest thereon, in exchange for each such share, upon surrender of the Company Stock Certificates that formerly evidenced such Dissenting Shares in the manner set forth in Section 1.6. The Company shall give Parent prompt notice of any written demands for payment of fair value of any shares of Company Common Stock, attempted withdrawals of such demands and the opportunity to participate in all negotiations and proceedings with respect to demands under the GBCLM consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Parent, (i) make any payment with respect to any demand for payment of fair value, (ii) offer to settle or settle any demand for payment of fair value or (iii) waive any failure to timely deliver a written demand for payment of the fair value or timely take any other action to perfect payment of fair value rights in accordance with the GBCLM.

1.9           Withholding. Parent, the Exchange Agent, the Company or a Company Subsidiary will be entitled to deduct and withhold from any amounts payable or transferable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock, such amounts as the Company, Parent, or any affiliate thereof, or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. Parent or the Exchange Agent shall make a good faith effort to provide notice to the Company of its intent to withhold pursuant to this Section 1.9 at least five days in advance of doing so. To the extent that such amounts are properly withheld by Parent, the Exchange Agent, the Company or a Company Subsidiary and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid or transferred to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Parent, the Exchange Agent, the Company or a Company Subsidiary.

1.10         Closing. The consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held on the fifth Business Day following the date on which all of the conditions set forth in ARTICLE VI and ARTICLE VII have been satisfied, or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or on such other date as the Parties may mutually agree (the “Closing Date”). The Closing shall take place at 10:00 a.m., local time, on the Closing Date at the offices of ArentFox Schiff LLP, 233 S. Wacker Drive, Suite 7100, Chicago, Illinois, or at such other place and time upon which the Parties may agree.

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ARTICLE II
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Except as disclosed in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently herewith (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent as of the date hereof as follows:

2.1           Organization.

(a)            The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and has the corporate power and authority to own its properties and to carry on its business as presently conducted. The Company is duly qualified and in good standing as a foreign corporation in each other jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Company. As used in this Agreement, “Material Adverse Effect” shall mean changes, developments, occurrences or events (i) having a material adverse effect on the financial condition, assets, liabilities, business or results of operations of such Party or its subsidiaries, taken as a whole, or (ii) that materially impair the ability of such Party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not be deemed to include the effects of (A) changes after the date hereof in general United States or global business, political, economic or market (including capital or financial markets) conditions, (B) any outbreak, escalation or worsening of hostilities, declared or undeclared acts of war, sabotage, military action or terrorism, (C) changes or proposed changes after the date hereof in United States generally accepted accounting principles (“GAAP”) or authoritative interpretations thereof, (D) changes or proposed changes after the date hereof in any federal, state, local, municipal, foreign, international, multinational or other order (including executive orders), constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty (“Applicable Law”), (E) the negotiation, execution or announcement of the Merger or this Agreement, (F) any actions by the Parties as required or contemplated by this Agreement or taken with the consent of the other Parties, (G) any declaration by an applicable Governmental Authority of any national or global epidemic, pandemic or disease outbreak , or the material worsening of such conditions threatened or existing as of the date of this Agreement; or (H) any failure of such Party or its subsidiaries to meet any projections, forecasts, budgets or estimates of revenue, earnings or other financial metrics in and of itself (provided, that this clause (H) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts, budgets or estimates of revenue, earnings or other financial metrics has resulted in a Material Adverse Effect, to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); provided, further, that clauses (A), (B), (C), (D), and (G) shall not apply to the extent that such changes, developments, occurrences or events affect the Company or the Company Subsidiaries, as applicable, in a disproportionate manner relative to participants operating in the same industries in which the Company and the Company Subsidiaries operate.

(b)            American Bank of Freedom is a Missouri chartered bank, duly chartered and organized, validly existing and currently authorized to transact the business of banking under the laws of the State of Missouri (the “Bank”), and has the requisite power and authority to own its properties and to carry on its business as presently conducted. The Bank is a wholly owned subsidiary of the Company.

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(c)            Schedule 2.1(c) sets forth, for each direct or indirect Subsidiary of the Company other than the Bank: (i) its name; (ii) its entity type; (iii) its jurisdiction of organization; and (iv) its direct parent entity (collectively, the Bank and each entity listed on Schedule 2.1(c), the “Company Subsidiaries”). As used in this Agreement, “Subsidiary” means with respect to any Person, another Person (A) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (x) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (y) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, (B) of which the power to vote or direct voting of sufficient voting securities, other voting rights or voting partner interests to elect a majority of the board of directors or other governing body or persons performing similar functions is directly or indirectly held by such Person, or (C) of which such first Person is a general partner or managing member.

(d)            Except as set forth on Schedule 2.1(d), and other than (i) the Company Subsidiaries, (ii) investments in Investment Securities and (iii) securities owned in a fiduciary capacity, neither the Company nor any Company Subsidiary owns, directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any individual, corporation, association, partnership, trust, limited liability company, unincorporated organization or other entity or group (any such individual or entity, a “Person”). Neither the Company nor any Company Subsidiary has any outstanding contractual obligations to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

2.2           Organizational Documents; Minutes and Stock Records. The Company has furnished Parent with copies of the certificate or articles of incorporation and by-laws, or similar organizational documents, of the Company and each of the Company Subsidiaries, in each case as amended to the date hereof, and with such other documents as requested by Parent relating to the authority of the Company and the Company Subsidiaries to conduct their respective businesses. All such documents are complete and correct in all material respects. The stock registers and minute books of the Company and each Company Subsidiary are each complete, correct and accurately reflect, in each case in all material respects, all meetings, consents, and other actions of the organizers, incorporators, shareholders, board of directors, and committees of the boards of directors of the Company and each Company Subsidiary, respectively, and all transactions in each such entity’s capital stock or equity ownership occurring since the applicable initial date of organization, incorporation or formation of the Company and each Company Subsidiary.

2.3           Capitalization.

(a)            The Company. The authorized capital stock of the Company consists of (i) 7,000,000 shares of Company Common Stock, par value $0.01 per share, of which 2,719,161.10 shares are issued and outstanding as of the date of this Agreement and 86,500 shares are held in treasury as of the date of this Agreement, and (ii) 3,000,000 shares of preferred stock, par value $0.01 per share, of which zero shares are issued and outstanding as of the date of this Agreement. The issued and outstanding shares of Company Common Stock have been duly and validly authorized and issued and are fully paid and non-assessable. None of the shares of Company Common Stock are subject to any preferences, qualifications, limitations, restrictions or special or relative rights under the Company’s articles of incorporation as in effect as of the date of this Agreement. There are no options, warrants, agreements, contracts, or other rights in existence to purchase, acquire or receive from the Company any shares of capital stock of the Company, whether now or hereafter authorized or issued. Except for the Voting Agreement to be entered into concurrently with this Agreement, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of any interests in the Company.

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(b)            The Company Subsidiaries. The authorized, issued and outstanding equity interests of each Company Subsidiary are set forth on Schedule 2.3(b), and except as set forth on Schedule 2.3(b), all of such issued and outstanding equity interests are owned by the Company or the Bank. The issued and outstanding equity interests of each Company Subsidiary have been duly and validly authorized and issued and are fully paid and non-assessable and owned by the Company or the Bank. There are no options, agreements, contracts, or other rights in existence to purchase or acquire from any Company Subsidiary any equity interest of any Company Subsidiary, whether now or hereafter authorized or issued. Other than any Investment Securities held by the Bank, and the equity interests of any Subsidiary owned by the Bank, no Company Subsidiary owns, whether directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any corporation, association, partnership, limited liability company or other entity.

2.4           Authorization; No Violation.

(a)            The Company has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder have been duly and validly authorized unanimously by the Board of Directors of the Company (the “Company Board”), and (i) do not violate or conflict with the Company’s articles of incorporation or by-laws; and (ii) assuming that the consents, approvals and filings referred to in Sections 2.5 and 3.4 are duly obtained, do not violate or conflict with the GBCLM, or any Applicable Law, court order or decree to which the Company or a Company Subsidiary is a party or subject, or by which the Company or a Company Subsidiary, or any of their respective properties are bound, and no other action on the part of the Company or a Company Subsidiary is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby, other than the requisite approval of this Agreement and the Merger by the shareholders of the Company (the “Company Shareholder Approval”). This Agreement, when executed and delivered, and subject to the consents and regulatory approvals described in Sections 2.5, will be a valid, binding and enforceable obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity. The only votes of holders of any class or series of Company capital stock necessary to approve this Agreement and the Merger are the holders of not less than two-thirds (2/3) of the outstanding shares of Company Common Stock providing such approval at a special meeting of the Company’s shareholders. No state takeover statute or similar statute or regulation applies to this Agreement, the Voting Agreement, or any of the transactions contemplated thereby and hereby.

(b)            Subject to receipt of the consents or approvals set forth in Schedule 2.5, the execution and delivery of this Agreement and the performance of the Company’s obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any Material Contract, except for such rights of termination, cancellation or acceleration that, either individually or in the aggregate, would not reasonably be expected to (i) materially interfere with the Ordinary Course of Business conducted by the Company, any Company Subsidiary or the Surviving Company or (ii) have a Material Adverse Effect on the Company.

2.5           Consents and Approvals. No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Authority”) or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger, except for (a) those third-party consents, approvals, filings or registrations set forth on Schedule 2.5, (b) the Federal Reserve Application and the Missouri Division of Finance (the “MDOF”) Application, (c) the filing of the Articles of Merger with the MSOS under the GBCLM and MLLCA, (d) the Company Shareholder Approval, and (e) the filing by Parent with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 or other applicable form under the Securities Act of 1933, as amended (the “Securities Act”), covering the shares of Parent Common Stock to be issued pursuant to this Agreement, which shall include the Proxy Statement (the “Registration Statement”).

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2.6           Financial Statements. Schedule 2.6 sets forth true and complete copies of the following financial statements (collectively, the “Company Financial Statements”): (a) the consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2023, 2024, and 2025, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years then ended; and (b) the consolidated interim balance sheet of the Company and the Company Subsidiaries as of September 30, 2026 (the “Interim Balance Sheet”) and the related statements of income and changes in shareholders’ equity for the nine-month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). The Company Financial Statements are complete and correct in all material respects and have been prepared in conformance with GAAP applied on a consistent basis throughout the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Each balance sheet (including any related notes) included in the Company Financial Statements presents fairly the consolidated financial position of the Company and the Company Subsidiaries as of the date thereof, and each income statement (including any related notes) and statement of cash flow included in the Company Financial Statements presents fairly the consolidated results of operations and cash flow, respectively, of the Company and the Company Subsidiaries for the period set forth therein; provided, however, that the Interim Financial Statements contain all adjustments necessary for a fair presentation, subject to normal, recurring year-end adjustments (which adjustments will not be, individually or in the aggregate, material), and lack footnotes. The books, records and accounts of the Company and each Company Subsidiary accurately and fairly reflect, in reasonable detail, all transactions and all items of income and expense, assets and liabilities and accruals relating to the Company and the Company Subsidiaries, as applicable.

2.7           No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Company Financial Statements, (b) as and to the extent arising under contracts, commitments, transactions, or circumstances identified in the Schedules provided for herein, excluding any liabilities for breaches thereunder by the Company or a Company Subsidiary, and (c) liabilities, not material in the aggregate and incurred in the Ordinary Course of Business, which, under GAAP, would not be required to be reflected on a balance sheet prepared as of the date hereof. An action taken in the “Ordinary Course of Business” shall mean an action taken in the ordinary course of business of the Company and each Company Subsidiary, as applicable, in conformity with past custom and practice (including with respect to quantity and frequency) and where for such action to be taken, no separate authorization by the Company Board, the board of directors of the Bank, or the trustee of each Company Subsidiary noted as a statutory trust on Schedule 2.1(c), as applicable, is required. Any liabilities incurred in connection with litigation or judicial, administrative or arbitration proceedings or claims against the Company or any Company Subsidiary shall not be deemed to be incurred in the Ordinary Course of Business.

2.8           Loans; Loan Loss Reserves.

(a)            Each outstanding loan, loan agreement, note, lease or other borrowing agreement (including any overdraft protection extensions of credit), any participation therein and any guaranty, renewal or extension thereof (collectively, “Loans”) reflected on the books and records of the Bank is evidenced by appropriate and sufficient documentation and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally from time to time in effect and by Applicable Law which may affect the availability of equitable remedies. No obligor named in any Loan has provided notice (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral) to the Company or any Company Subsidiary that such obligor intends to attempt to avoid the enforceability of any term of any Loan under any such laws or equitable remedies, and no Loan is subject to any valid defense, set-off, or counterclaim that has been threatened or asserted with respect to such Loan in writing (or, to the Knowledge of the Company or any Company Subsidiary, asserted orally or threatened). All Loans that are secured, as evidenced by the appropriate and sufficient ancillary security documents, are so secured by valid and enforceable liens except to the extent such validity or enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally from time to time in effect and by Applicable Law which may affect the availability of equitable remedies. Neither the Company nor any Company Subsidiary has entered into any loan repurchase agreements. There has been no default on, or forgiveness or waiver of, in whole or in part, any Loan made to an executive officer or director of the Company or any Company Subsidiary or an entity controlled by an executive officer or director during the three years immediately preceding the date hereof.

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(b)            The reserves and allowances for loan and lease losses shown on each of the balance sheets contained in the Company Financial Statements are adequate in the judgment of management, and consistent with the Bank’s internal policies, applicable regulatory standards and under GAAP, to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding (including accrued interest receivable) as of the applicable date of such balance sheet. The aggregate loan balances of the Bank in excess of such reserves, in each case as shown on Company Financial Statements, are, to the Knowledge of the Company and any Company Subsidiary, collectible in accordance with their terms.

2.9           Properties and Assets.

(a)            Real Property. Schedule 2.9(a) sets forth a complete and correct description of all real property owned or leased by the Company or a Company Subsidiary or in which the Company or a Company Subsidiary has an interest (including OREO, but other than as a mortgagee) (the “Real Property”). Except as otherwise set forth on Schedule 2.9(a), no Real Property or improvements are carried on the Bank’s or any Company Subsidiary’s books and records as Other Real Estate Owned (“OREO”). The Company and the Company Subsidiaries own, or have a valid right to use or a leasehold interest in, all Real Property used by them in the conduct of their respective businesses as such businesses are presently conducted. The ownership or leasehold interest of the Company or the Company Subsidiaries in such Real Property is not subject to any mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exceptions or restrictions or claims or charges of any kind (collectively, “Encumbrances”), except for Permitted Encumbrances. As used in this Agreement, “Permitted Encumbrances” shall mean (i) Encumbrances arising under conditional sales contracts and equipment leases with third parties under which the Company or a Company Subsidiary is not delinquent or in default, (ii) carriers’, workers’, repairers’, materialmen’s, warehousemen liens’ and similar Encumbrances incurred in the Ordinary Course of Business, (iii) Encumbrances for taxes not yet due and payable or that are being contested in good faith and for which proper reserves have been established and reflected on the Company Financial Statements, (iv) minor exceptions or defects in title to real property or recorded easements, rights of way, building or use restrictions, covenants or conditions that in each case do not materially impair the intended use thereof, (v) zoning and similar restrictions on the use of real property, and (vi) in the case of any leased assets, (A) the rights of any lessor under the applicable lease agreement or any Encumbrance granted by any such lessor and (B) any statutory lien for amounts not yet due and payable, or that are being contested in good faith and for which proper reserves have been established and reflected on the Company Financial Statements. All material Licenses required for the lawful use and occupancy of any real property by the Company and the Company Subsidiaries, as the case may be, have been obtained and are in full force and effect. Except as otherwise set forth on Schedule 2.9(a), neither the Company nor a Company Subsidiary is the lessor or lessee of any real property.

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(b)            Personal Property; Sufficiency of Assets. Schedule 2.9(b) sets forth a complete and correct description of all tangible personal property owned by the Company or a Company Subsidiary, or used by the Company or a Company Subsidiary and having book value reflected in the Company Financial Statements. The Company or a Company Subsidiary, as applicable, has good, valid and insurable title to, or a valid leasehold interest in, all tangible and intangible assets used, intended or required for use by the Company or a Company Subsidiary, as applicable, in the conduct of their businesses, free and clear of any Encumbrances, except for Permitted Encumbrances, and all such tangible personal property is in good working condition and repair, normal wear and tear excepted.

2.10         Material Contracts. Except for Contracts evidencing Loans made, or deposits accepted, by the Bank in the Ordinary Course of Business, Schedule 2.10 lists all Material Contracts, true and complete copies of which have been delivered to Parent. “Material Contracts” means the following under which the Company or a Company Subsidiary is obligated on the date hereof (whether written or oral):

(a)            all agreements for consulting, professional, advisory, and other professional services, including engagement letters, and including contracts pursuant to which the Company or a Company Subsidiary performs services for others, in each case exceeding $100,000;

(b)            any leases for real property for which the Company or a Company Subsidiary is a tenant, and any leases of personal property, in each case exceeding $100,000;

(c)            any contracts, commitments and agreements for the acquisition, development or disposition of real or personal property, other than conditional sales contracts and security agreements whereunder total future payments are, in each instance, less than $100,000;

(d)            all contracts relating to the employment, engagement, compensation or termination of directors, officers, employees, consultants or agents of the Company or a Company Subsidiary, and all pension, retirement, profit sharing, stock option, stock purchase, stock appreciation, insurance or similar plans or arrangements for the benefit of any employees, officers or directors of the Company or a Company Subsidiary, including all Company Benefit Plans as defined in Section 2.21;

(e)            all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, and including the subordinated notes and any other documentation related to the issuance of the Company Sub Debt (the “Subordinated Debt Documentation”) extended to or for the benefit of the Company or a Company Subsidiary;

(f)             all agreements, contracts, mortgages, loans, deeds of trust, leases, commitments, indentures, notes, instruments and other arrangements which are with officers or directors of the Company or a Company Subsidiary, any “affiliates” of the Company or a Company Subsidiary within the meaning of Section 23A of the Federal Reserve Act or any record or beneficial owner of 5% or more of Company Common Stock, or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. §215.2(m)) of any such Person, excepting any ordinary and customary loans and deposits that comply with applicable banking regulations;

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(g)            any contract involving total annual future payments by the Company or a Company Subsidiary of more than $100,000 or which requires performance by the Company or a Company Subsidiary beyond the first anniversary of the Closing Date, that by its terms does not terminate or is not terminable by the Company or a Company Subsidiary, as applicable, without penalty within 30 days after the date of this Agreement;

(h)            except for provisions of the articles of incorporation and by-laws of each of the Company or any Company Subsidiary (other than the Bank), or the charter and by-laws of the Bank, all contracts under which the Company or a Company Subsidiary has any obligation, direct, indirect, contingent or otherwise, to assume or guarantee any liability or to indemnify any Person (other than in a fiduciary capacity);

(i)             any contract granting an Encumbrance upon any assets or properties of the Company or a Company Subsidiary;

(j)             any contracts, commitments and agreements containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or a Company Subsidiary or limit, in any material respect, the ability of the Company or a Company Subsidiary to engage in any line of business or to compete with any Person;

(k)            any agreement providing for indemnification of any Person (other than the Company or a Company Subsidiary) with respect to liabilities relating to any current or former business of the Company or a Company Subsidiary, or any predecessor thereof (other than contained in agreements entered into in the Ordinary Course of Business);

(l)             all Servicing Agreements; and

(m)          any joint venture, partnership, marketing or similar agreements with any other Person.

2.11         No Defaults. The Company and each Company Subsidiary have fulfilled and taken all action reasonably necessary to date to enable each of them to fulfill, when due, all of its obligations under all Material Contracts to which it is a party. There are no breaches or defaults by the Company or a Company Subsidiary under any Material Contract that could give rise to a right of termination or claim for material damages under such Material Contract, and no event has occurred that, with the lapse of time or the election of any other party, will become such a breach or default by the Company or a Company Subsidiary. To the Knowledge of the Company, no breach or default by any other party under any Material Contract has occurred or is threatened that will or could impair the ability of the Company or a Company Subsidiary to enforce any of its rights under such Material Contract.

2.12         Transactions with Affiliates. No executive officer or director of the Company or any Company Subsidiary, principal shareholder, immediate family member of any of the foregoing Persons as “immediate family member” is defined in Regulation O promulgated by the Federal Reserve, or entity that “controls” any of the foregoing Persons within the meaning of Regulation O promulgated by the Federal Reserve has any loan, deposit account or other agreement or arrangement with the Company or any Company Subsidiary, or any interest in any material property (whether real, personal or mixed or tangible or intangible) used in or pertaining to the business of the Company or any Company Subsidiary.

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2.13         Investments.

(a)            Set forth on Schedule 2.13(a) is a complete and correct list and description as of September 30, 2026, of (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or a Company Subsidiary, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Investment Securities”) and (ii) all such Investment Securities pledged to secure obligations of the Company or a Company Subsidiary. With respect to each Investment Security, the Company or a Company Subsidiary has good and marketable title to all Investment Securities held by it, free and clear of all Encumbrances, except for Permitted Encumbrances. The Investment Securities are valued on the books of the Company or a Company Subsidiary, as the case may be, in accordance with GAAP. None of the Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or a Company Subsidiary to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or a Company Subsidiary is a party, the Company or the Company Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(b)            None of the Company or a Company Subsidiary has sold or otherwise disposed of any Investment Securities in a transaction in which the acquirer of such Investment Securities or other Person has the right, either conditionally or absolutely, to require the Company or a Company Subsidiary to repurchase or otherwise reacquire any such Investment Securities.

(c)            Except for interest rate swaps entered into in the Ordinary Course of Business with respect to Loans, there are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements by which the Company or a Company Subsidiary is bound.

2.14         Compliance with Laws; Legal Proceedings.

(a)            The Company and each Company Subsidiary are, and at all times since January 1, 2022, have been, in compliance in all material respects with all Applicable Laws (i) that regulate or are concerned in any way with the ownership and operation of banks, their holding companies and their subsidiaries or the business of banking or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the maintenance and redemption of trust preferred securities, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of the Company or such Company Subsidiary, or the assets owned, used, occupied or managed by it.

(b)            Without limiting the generality of the foregoing:

(i)             UDAAP. Neither the Company nor a Company Subsidiary has received any notice or communication from any Governmental Authority alleging violation of, or noncompliance with, any legal requirement concerning unfair or deceptive acts or practices, including Section 5 of the Federal Trade Commission Act (15 U.S.C. § 45), Regulation AA issued by the Board of Governors of the Federal Reserve System Regulation (12 C.F.R. Part 227), and the Illinois Consumer Fraud and Deceptive Business Practices Act (815 Ill. Comp. Stat. Ann. 505), (each such legal requirement and the rules promulgated thereunder, a “UDAAP Law”).  Neither the Company nor a Company Subsidiary has been cited, fined or otherwise notified of any failure by it to comply with a UDAAP Law which has not been cured or otherwise satisfied in full.  To the Knowledge of the Company or a Company Subsidiary, there are no facts or circumstances that could form the basis for assertion of any proceeding against the Company or a Company Subsidiary under any UDAAP Law that, if determined adversely to the Company or a Company Subsidiary, could reasonably be expected to adversely affect the Company or a Company Subsidiary.  No business practices of the Company or a Company Subsidiary could reasonably be considered to be unfair, deceptive, untrue, misleading or abusive in any material respect.  With respect to all of the Company’s and the Bank’s products, the corresponding consumer disclosures have in all material respects reflected accurately, clearly and conspicuously the features of such products to the extent required by applicable law.

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(ii)            BSA/AML. Neither the Company nor a Company Subsidiary has received any notice or communication from any Governmental Authority alleging violation of, or noncompliance with, any legal requirement concerning bank secrecy and anti-money laundering laws or regulations, including the Currency and Foreign Transactions Reporting Act of 1970 (also known as the Bank Secrecy Act), the Money Laundering Control Act of 1986, the Annunzio-Wylie Anti-Money Laundering Act of 1992, the Money Laundering Suppression Act of 1994, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act) (each such legal requirement and the rules promulgated thereunder, a “BSA/AML Law”).  Neither the Company nor any Company Subsidiary has been cited, fined or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured or otherwise satisfied in full.  To the Knowledge of the Company or a Company Subsidiary, there are no facts or circumstances that could form the basis for assertion of any proceeding against the Company or a Company Subsidiary under any BSA/AML Law that, if determined adversely to the Company or a Company Subsidiary, could reasonably be expected to adversely affect the Company or a Company Subsidiary.

(iii)          Fair Lending.  Neither the Company nor a Company Subsidiary has received any notice or communication from any Governmental Authority alleging violation of, or noncompliance with, any legal requirement concerning any fair lending laws or regulations, including the Equal Credit Opportunity Act and the Fair Housing Act (each such legal requirement and the rules promulgated thereunder, a “Fair Lending Law”).  Neither the Company nor a Company Subsidiary has been cited, fined or otherwise notified of any failure by it to comply with a Fair Lending Law which has not been cured or otherwise satisfied in full.  To the Knowledge of the Company or a Company Subsidiary, there are no facts or circumstances that could form the reasonable basis for assertion of any proceeding against the Company or a Company Subsidiary under any Fair Lending Law that, if determined adversely to the Company or a Company Subsidiary, could reasonably be expected to adversely affect the Company or a Company Subsidiary.

(c)            Each of the Company and the Company Subsidiaries, and each of their respective employees, holds all material licenses, certificates, permits, authorizations, franchises and rights from all appropriate federal, state or other Governmental Authorities necessary for the conduct of its business and the ownership of its assets (collectively, “Licenses”), all such Licenses are in full force and effect, and none of the Company or a Company Subsidiary, or any of their respective employees, has received any notice (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral) of any pending or threatened action by any Governmental Authority to suspend, revoke, cancel or limit any License.

(d)            There are no claims, actions, suits or proceedings pending or, to the Knowledge of the Company or any Company Subsidiary, threatened or contemplated against or affecting the Company or a Company Subsidiary, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining the Company or a Company Subsidiary from taking any action of any kind in connection with their respective businesses. Neither the Company nor any Company Subsidiary has received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral) of enforcement actions, or any allegations of violation of any law or regulation or demand or request from a Governmental Authority to modify Company policies or procedures due to an alleged violation concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental Authority, and neither the Company nor any Company Subsidiary has any reasonable basis for believing that any such notice or threat, criticism, recommendation or suggestion not otherwise disclosed herein is contemplated.

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2.15         Insurance. Schedule 2.15 sets forth a complete and correct list of all policies of insurance in which the Company or a Company Subsidiary is named as an insured party, which otherwise relate to or cover any assets, properties, premises, operations or personnel of the Company or a Company Subsidiary, or which are owned or carried by the Company or a Company Subsidiary. All such policies are legal, valid, binding, enforceable and in full force and effect as of the date hereof and, to the extent usual and customary in the context of the business and the operations in which the Company and the Company Subsidiaries are engaged, and will continue in effect until Closing (or if such policies are cancelled or lapse prior to Closing, renewals or replacements thereof will be entered into in the Ordinary Course of Business). No application for any such policies included a material misstatement or omission. All premiums and costs with respect to such policies are set forth on Schedule 2.15 and have been paid to the extent due. None of the Company or a Company Subsidiary is in material breach or default under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute a material breach or default or permit termination, modification or acceleration, under such policy. No claim currently is pending under any such policy involving an amount in excess of $50,000. All material insurable risks in respect of the business and assets of the Company and the Company Subsidiaries are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company and the Company Subsidiary are engaged. None of the Company or any Company Subsidiary has received any notice (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral) from any party of interest in or to any such policies claiming any breach or violation of any provisions thereof, disclaiming or denying coverage thereof or canceling or threatening cancellation of any such insurance contracts.

2.16         Taxes.

(a)            Definitions. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, levies or other similar assessments of any kind whatsoever imposed, assessed, reassessed or collected by any Governmental Authority, including all interest, penalties, fines, installments, additions to tax or other additional amounts imposed, assessed, reassessed or collected by any Governmental Authority in respect thereof, and including those related to, or levied on, or measured by, or referred to as, net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits, gross receipts, royalty, capital, capital gain, sales, goods and services, harmonized sales, use, value added, ad valorem, transfer, land transfer, real property, capital stock, personal property, environmental, business, property development, occupancy, franchise, license, withholding, payroll, employment, employer health, health insurance, social services, education, all surtaxes, unemployment or employment insurance premiums, workers compensation payments, excise, severance, stamp, premium, escheat, or windfall profits, alternative or minimum taxes, customs duties, import and export taxes, countervail and anti-dumping, and registration fees, whether disputed or not and whether payable directly or by withholding and whether or not requiring the filing of a Tax Return; (ii) any liability of the Company or a Company Subsidiary for the Taxes described in clause (i) hereof arising as a result of being or ceasing to be a member of a consolidated, affiliated or combined group whether pursuant to Treasury Regulation §1.1502-6 (and any corresponding provision of state, local or foreign law) or otherwise; and (iii) any liability for Taxes referenced in clauses (i) and (ii) as a transferee, successor, guarantor, by contract or by operation of Applicable Law or otherwise.

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(b)            Tax Returns and Audits.

(i)             Each of the Company and the Company Subsidiaries has prepared and timely filed (taking into account all applicable extensions) all required income and other material U.S. federal, state, local and non-U.S. returns, elections, notices, filings, declarations, forms, claims for refund, estimates, information statements, reports and other documents, including any amendments, schedules, attachments, supplements, appendices and exhibits thereto (“Tax Returns”), with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed relating to any and all Taxes concerning or attributable to the Company and the Company Subsidiaries, as applicable. Such Tax Returns have been prepared and completed in accordance with Applicable Law in all material respects. Schedule 2.16(b)(i) lists all of the jurisdictions in which the Company and each Company Subsidiary is required to file Tax Returns or pay Taxes.

(ii)            Each of the Company and the Company Subsidiaries has duly and timely paid, or caused to be duly and timely paid, all Taxes that are due and payable by them (whether or not shown or required to be shown on any Tax Return).

(iii)          Each of the Company and the Company Subsidiaries has duly and timely withheld or deducted all Taxes and other amounts required by Applicable Law to be withheld or deducted by it, including Taxes and other amounts required to be deducted or withheld by it in respect of any amount paid or credited, or deemed to be paid or credited, by it to or for the account or benefit of any Person, including any former or current Employees, officers or directors and any non-resident Person, and has duly and timely remitted, or will duly and timely remit, as applicable, to the appropriate Governmental Authority such Taxes and other amounts required by Applicable Law to be remitted by it, for all periods ending on or prior to the Closing Date.

(iv)          None of the Company or any Company Subsidiary has entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time, including any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax, and none of the Company or Company Subsidiaries is a beneficiary of any such extension of time that will be outstanding and in effect on the Closing Date.

(v)            No audit or other examination of any Tax Return of any of the Company and the Company Subsidiaries is in progress, nor has the Company or any Company Subsidiary been notified in writing of any request for such an audit or other examination.

(vi)          There are no liens on the assets of the Company or any Company Subsidiary relating to or attributable to Taxes, except for liens for taxes not yet due and payable.

(vii)         None of the Company or any Company Subsidiary is a party to any Tax allocation or sharing agreement (other than with respect to itself and any Company Subsidiaries). None of the Company or any Company Subsidiary is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than, in each case, an affiliated, consolidated, unitary or combined group of which the Company is the common parent) or otherwise has any liability for the Taxes of any Person (other than with respect to itself or any of the Company Subsidiaries).

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(viii)       None of the Company or any Company Subsidiary has been at any time a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(ix)          No claim in writing has ever been made by any Governmental Authority in a jurisdiction in which any of the Company or a Company Subsidiary does not file Tax Returns that the Company or a Company Subsidiary, as applicable, is or may be subject to Taxes in such jurisdiction.

(x)            None of the Company or any Company Subsidiary has entered into, been a party to or otherwise participated (directly or indirectly) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any transaction requiring disclosure under similar provisions of state, local or foreign Tax laws.

(xi)          No Tax rulings have been entered into or issued by any Taxing authority with respect to the Company or any Company Subsidiary that would affect the computation of Tax liability of the Company or a Company Subsidiary, as applicable, for any periods (or portions thereof) beginning on or after the Closing Date, and no request for any such rulings currently is pending with any Governmental Authority.

(xii)         None of the Company or any Company Subsidiary has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code (or a similar provision under the law of any nation, state or locality) by reason of a change in accounting method or otherwise.

(xiii)       The Company and each Company Subsidiary have disclosed on their respective Tax Returns all positions taken therein that could reasonably give rise to a substantial understatement of Taxes within the meaning of Code Section 6662.

(xiv)        None of the Company or Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists prior to the Closing: (A) a “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (B) an installment sale or open transaction; (C) a prepaid amount or deferred revenue; or (D) an intercompany item under Treasury Regulations Section 1.1502-13 or an excess loss account under Treasury Regulations Section 1.1502-19.

(xv)         The Company and each Company Subsidiary have been treated as “C” corporations since their respective formations.

(xvi)        Neither the Company nor any Company Subsidiary has taken any action or agreed to take any action that would preclude the Merger from qualifying as a reorganization in accordance with Section 368(a) of the Code and, to the Knowledge of the Company, there are no agreements or arrangements to which the Company or any Company Subsidiary is a party, and no facts or circumstances exist, that would prevent the Merger from so qualifying.

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2.17         Environmental Laws and Regulations.

(a)            Each of the Company and the Company Subsidiaries (i) has had and now has all environmental approvals, consents, Licenses, permits and orders required to conduct the business in which it has been or is now engaged and (ii) has been and is in compliance in all material respects with all applicable Environmental Laws.

(b)            Except as set forth on Schedule 2.17(b):

(i)             there are no claims, actions, suits or proceedings pending or, to the Knowledge of the Company or any Company Subsidiary, threatened or contemplated against, or involving, the Company or any of the Company Subsidiaries, or any assets of any of the Company or the Company Subsidiaries, under any of the Environmental Laws (whether by reason of any failure to comply with any of the Environmental Laws or otherwise);

(ii)            no decree, judgment or order of any kind under any of the Environmental Laws has been entered against the Company or any of the Company Subsidiaries;

(iii)          the Company and the Company Subsidiaries are in material compliance with applicable Environmental Laws;

(iv)          there has been no Release of Hazardous Materials at or affecting the Real Property or any other property;

(v)            (A) There are no Hazardous Materials in the soils, groundwater or surface waters of the Real Property that exceed applicable clean-up levels under Environmental Laws and (B) no Real Property is currently listed on or proposed for listing on the United States Environmental Protection Agency’s National Priorities List or any other analogous state governmental list of properties or sites that require investigation, remediation or other response action under applicable Environmental Laws;

(vi)          none of the Company or the Company Subsidiaries is or has ever (A) transported or disposed, or arranged for the transportation or disposal, either directly or indirectly through a sub-contractor, of a Hazardous Material, at any facility from which there is a Release or threat of Release or that is currently undergoing investigation, remediation or other response action under applicable Environmental Laws, or (B) owned, operated, leased, subleased or, to the Knowledge of the Company or any Company Subsidiary, held a security interest in (1) any facility at which any Hazardous Materials were treated, stored in significant quantities, recycled, disposed or are or were installed or incorporated into the structure or (2) any real property on which such a facility is or was located.

(c)            To the Knowledge of the Company or any Company Subsidiary, there are no other facts, conditions or situations, whether now or heretofore existing, that could form the basis for any claim against, or result in any liability of, the Company or any of the Company Subsidiaries under any Environmental Law.

(d)            “Hazardous Materials” means (A) pollutants, contaminants, pesticides, petroleum or petroleum products, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous, or toxic wastes, substances, chemicals or materials which are considered to be hazardous or toxic under any Environmental Law, including any “hazardous substance” as defined in or under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C., Sec. 9601, et seq., as amended and reauthorized, and any “hazardous waste” as defined in or under the Resource Conservation and Recovery Act, 42 U.S.C., Sec. 6902, et seq., and all amendments thereto and reauthorizations thereof, and (B) any other pollutants, contaminants, hazardous, dangerous or toxic chemicals, materials, wastes or other substances, including any industrial process or pollution control waste or asbestos, which pose a risk to the health and safety of any Person.

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(e)            “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material), either on the Real Property or migrating from the Real Property onto another property, whether or not notification or reporting to any governmental authority was or is required, including any Release which is subject to Environmental Laws.

(f)             “Environmental Laws” means all applicable federal, state and local statutes, regulations, ordinances, rules and policies, all court and administrative orders and decrees, all arbitration awards, and the common law, which pertain to Hazardous Materials or protection of human health and safety.

2.18         Community Reinvestment Act Compliance. The Bank’s most recent Community Reinvestment Act rating was “satisfactory” or better.

2.19         Company Regulatory Reports. Since January 1, 2023, the Company and the Company Subsidiaries have each timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve, the Federal Deposit Insurance Corporation, the MDOF, the MSOS, and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of the Company or a Company Subsidiary (the “Regulatory Reports”), and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable Governmental Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed.

2.20         Employee Matters.

(a)            (i) Neither the Company nor any Company Subsidiary has entered into, nor is the Company or any Company Subsidiary otherwise bound by, any collective bargaining agreements that are now in effect with respect to their employees nor has the Company or any Company Subsidiary experienced any labor disturbance, slow-down, strike, lockout, material grievance, claim of unfair labor practices, or other dispute relating to any union or collective bargaining within the past three years; (ii) there is no labor strike, labor dispute, or work slow-down, stoppage or lockout pending or, to the Knowledge of the Company and the Company Subsidiaries, threatened against or affecting the Company or any Company Subsidiary; (iii) to the Knowledge of the Company and the Company Subsidiaries, no union organization campaign is threatened or in progress with respect to any of the employees of the Company or the Company Subsidiary, and no question concerning representation exists respecting such employees; (iv) there is no unfair labor practice charge or complaint threatened or pending against the Company or the Company Subsidiaries before the National Labor Relations Board; and (v) neither the Company nor any Company Subsidiary has agreed to recognize any union or other collective bargaining representative, and no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of the employees of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has committed any unfair labor practice. To the Knowledge of the Company and the Company Subsidiaries, (1) no event has occurred or circumstance exists that could provide the basis for any work slow-down or stoppage or other labor dispute and (2) there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or the Company Subsidiary.

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(b)            Schedule 2.20(b) sets forth the name, job title and date of commencement of employment with respect to each employee of the Company and the Company Subsidiaries (collectively, the “Employees”).

(c)            The Company and the Company Subsidiaries have complied and are in compliance in all material respects with all laws relating to the employment of labor, including any provisions thereof relating to (i) wages, hours, bonuses, commissions, termination pay, vacation pay, sick pay, fringe benefits, employee benefits, health insurance continuation (COBRA), and the payment and/or accrual of the same and all insurance and all other costs and expenses applicable thereto; (ii) unlawful, wrongful, retaliatory, harassing, or discriminatory employment or labor practices; (iii) occupational health and safety standards; (iv) employment taxes, deductions, reporting and licensure requirements, and (v) plant closing, mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower laws, driver regulations, and other employment laws, regulations and ordinances. The Company and each Company Subsidiary are in material compliance with the Immigration Reform and Control Act of 1986 and maintain a current Form I-9, as required by such Act, in the personnel file of each employee hired after November 9, 1986 and the Company and the Company Subsidiaries have verified, to the extent required by such Act, that each and every employee who is currently working in the United States is eligible to work in the United States.

(d)            All employees of the Company and the Company Subsidiary have been or will have been on or before the Closing, paid in full by the Company and the Company Subsidiaries, as applicable, for all earned wages, salaries, commissions, bonuses (including any bonuses or incentive compensation related to the transactions contemplated by this Agreement), vacation pay, sick pay, and other compensation for all services performed by such employees up to and including the Closing or any such unpaid amounts existing at the time of the Closing will be properly reflected in the Closing Balance Sheet. All independent contractors who have worked for the Company or any Company Subsidiary at any time are and have been properly classified as independent contractors pursuant to all applicable regulations. The Company and any Company Subsidiary have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to their respective employees and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. To the Knowledge of the Company and the Company Subsidiaries, no officer of the Company or any Company Subsidiary intends to terminate employment with the Company or any Company Subsidiary prior to or following the Closing.

(e)            The books and records of the Company and the Company Subsidiaries, including personnel files, contain no reference to any charge, grievance or complaint made against, or disciplinary proceeding initiated by the Company or a Company Subsidiary with respect to, any employee concerning an alleged violation of the Company’s or a Company Subsidiary’s employee handbook or code of ethics, including any provisions therein that relate to sexual harassment or misconduct, nor to the Knowledge of the Company or the Company Subsidiary have any such charges, grievances or complaints ever been made, or any such disciplinary proceedings initiated in each case, with respect to any employee of the Company or a Company Subsidiary.

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2.21         Employee Benefit Plans.

(a)            Schedule 2.21(a) includes a complete and correct list of the following: (i) each employee welfare benefit plan and employee pension benefit plan within the meaning of ERISA Sections 3(1) and 3(2), respectively (the “ERISA Plans”), (ii) each compensation, consulting, employment or collective bargaining agreement, and (iii) each stock option, stock purchase, phantom stock, restricted stock, stock bonus, stock appreciation right, other stock based, life, health, dental, disability, paid time off (including sick leave, holiday pay and/or vacation time) or other insurance or benefit, excess benefit, bonus, deferred or incentive compensation, top hat, severance or separation, change in control, profit sharing, retirement, award agreement, service award, tuition reimbursement, moving expense reimbursement, form of award agreement, fringe benefit, or other employee benefit plan, contract, practice, policy or arrangement of any kind, oral or written, covering current or former employees, directors, or independent contractors (or spouses or dependents of any of the foregoing) of the Company or any Company Subsidiary which the Company or any Company Subsidiary sponsors, maintains or contributes to (or, with respect to any employee pension benefit plan has maintained or contributed to within the six (6) year period ending on the Closing Date) or to which the Company or any Company Subsidiary is a party or by which it is otherwise bound or has or could be reasonably be expected to have liability with respect to (collectively, together with the ERISA Plans, the “Company Benefit Plans”). None of the Company or any Company Subsidiary has, and has ever had within the six (6) year period ending on the Closing Date, an affiliate that would be treated as a single employer together with the Company or any Company Subsidiary (an “ERISA Affiliate”) under Section 414 of the Code, other than the Company and the Company Subsidiaries with respect to each other.

(b)            The Company previously has delivered or made available to Parent true and complete copies of the following with respect to each Company Benefit Plan (to the extent applicable): (i) copies of each Company Benefit Plan and amendments thereto, funding vehicles, and all related summary plan descriptions and summaries of material modifications; (ii) the last three years’ Annual Returns on Form 5500, including all schedules and attachments thereto and the opinions of independent accountants; (iii) all Internal Revenue Service (“IRS”) determination (or opinion) letters; (iv) actuarial reports; (v) all contracts with third party administrators, actuaries, investment managers, trustee, consultants, insurers, and independent contractors that relate to any Company Benefit Plan; (vi) all notices and other communications that were given by the Company or any Company Benefit Plan to the IRS, the U.S. Department of Labor (the “DOL”), the Pension Benefit Guaranty Corporation (the “PBGC”), or any participant or beneficiary, pursuant to Applicable Law, within the four years preceding the date of this Agreement; and (vii) all notices or other communications that were given by the IRS, the PBGC, or the DOL to the Company or any Company Benefit Plan within the four years preceding the date of this Agreement, forms, or instruments reasonably requested by Parent.

(c)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will (i) cause an increase or acceleration of payment of benefits, compensation or benefit entitlements (or vesting thereof) to employees or former employees of the Company or any Company Subsidiary under any Company Benefit Plan or any other increase in the liabilities of the Company or any Company Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement; (ii) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (iii) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code; provided, that, to the extent the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby causes, results in or requires any such item, Schedule 2.21(c) includes a true and complete list of each individual receiving a right to any such benefit and a description of each such benefit. The Company has made available to Parent true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

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(d)            Neither the Company nor any Company Subsidiary maintains, participates in, or contributes to, has ever maintained, participated in or contributed to, or has any material liability or could reasonably be expected to have any material liability with respect to: (i) a multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”); (ii) a “multiple employer plan” within the meaning of Section 3(37) of ERISA; (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (iv) a pension plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any Company Subsidiary or, to their Knowledge, any director or employee of the Company or any Company Subsidiary, or any fiduciary of any ERISA Plan has engaged in any transaction in violation of Section 406 or 407 of ERISA or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408 of ERISA or Section 4975(d) of the Code in connection with such ERISA Plan and which would reasonably be expected to result in material liability to the Company or any Company Subsidiary. The Company and the Company Subsidiaries do not provide and have never provided medical benefits, life insurance or similar welfare benefits to former employees, owners, or directors (or the spouses and dependents of any of the foregoing), except as required by Section 601 of ERISA (and at the sole cost of such individual).

(e)            Each ERISA Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a current favorable determination letter from the IRS, to the effect that it is qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and the Company Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Company’s or the Company Subsidiaries’ Knowledge, there are no facts or circumstances that would be reasonably expected to adversely affect the qualified status of any ERISA Plan or the tax-exempt status of any related trust, and such ERISA Plan has been timely amended to reflect applicable legislation and regulations for which the remedial amendment period has expired. Each Company Benefit Plan has been operated in material compliance and currently complies in all material respects in form and administration with its terms and with all Applicable Law, rules and regulations, including ERISA and the Code. Neither the Company nor any Affiliate of the Company that is a fiduciary with respect to any Company Benefit Plan has breached any of the responsibilities, obligations or duties imposed on it by ERISA. No Company Benefit Plan is currently the subject of a submission under IRS Employee Plans Compliance Resolution System or any similar system, nor under any DOL amnesty program, and neither the Company nor any Company Subsidiary anticipates any such submission of any Company Benefit Plan.

(f)             Other than claims for benefits made in the Ordinary Course of Business, there is no litigation, claim, assessment, audit, inquiry or review pending or, to the Company’s or the Company Subsidiaries’ Knowledge, threatened by, on behalf of, or against any of the Company Benefit Plans or against the administrators or trustees or other fiduciaries of any of the Company Benefit Plans, and there is no reasonable basis to believe that any such litigation, claim or assessment could be expected to result in a material liability to the Company or a Company Subsidiary.

(g)            No Company Benefit Plan fiduciary or any other Person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other Person under any provisions of ERISA or any other Applicable Law by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. Every Company Benefit Plan fiduciary and official is bonded to the extent required by Section 412 of ERISA.

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(h)            All accrued contributions and other payments to be made by the Company or the Company Subsidiaries to any Company Benefit Plan (i) through the date hereof have been timely made or reserves adequate for such purposes have been set aside therefor and reflected in the Company Financial Statements and (ii) through the Closing Date will have been timely made or reserves adequate for such purposes will have been set aside therefor and reflected in the Company Financial Statements. None of the Company or any Company Subsidiary is in default in performing any of its contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract. There are no outstanding liabilities with respect to any Company Benefit Plan other than liabilities for benefits to be paid to participants in such Company Benefit Plan and their beneficiaries in accordance with the terms of such Company Benefit Plan. Except to the extent reserved for and reflected in the Company Financial Statements in accordance with this Section 2.21(h), none of the Company or any Company Subsidiary has committed to, or announced, a change to any Company Benefit Plan that increases the cost of the Company Benefit Plan to the Company or a Company Subsidiary. Each Company Benefit Plan may be amended, terminated, modified, or otherwise revised by the plan sponsor, subject to the terms and conditions of such Company Benefit Plan, on and after the Closing, without further liability to the plan sponsor or the Company or any Company Subsidiary (other than administrative expenses). Each third party contract, agreement or arrangement with respect to any Company Benefit Plan may be canceled or liquidated with no more than sixty (60) days’ advance notice, and no such contract, agreement or arrangement assesses a surrender charge, penalty, back-end load or market value adjustment upon cancellation or liquidation.

(i)             No condition exists as a result of which the Company would have any liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a Person performing services for the Company as an independent contractor rather than as an employee.

(j)             Since January 1, 2023, and only to the extent required by Applicable Law, the Company has offered minimum essential coverage (as described in Section 4980H of the Code) to its common law employees who must be treated as “full-time employees” under Section 4980H of the Code and its implementing regulations, and such coverage has satisfied the affordability and minimum value standards under Section 4980H of the Code and its implementing regulations. To the Knowledge of the Company, the Company has not been and does not reasonably expect to be subject to any penalty under Section 4980H of the Code with respect to any period prior to the Closing for which the Company was subject to Section 4980H of the Code. For each required plan year for which the Company was obligated to so file, the Company has timely filed Forms 1094-C and 1095-C with the IRS and timely distributed Form 1095-C to each applicable employee.

2.22         Technology and Intellectual Property.

(a)            Schedule 2.22(a) sets forth a complete and correct list of all (i) registered trademarks, service marks, domain names, copyrights and patents; (ii) applications for registration or grant of any of the foregoing; (iii) unregistered trademarks, service marks, trade names, logos and assumed names; and (iv) licenses for any of the foregoing, in each case, owned by or for the benefit of the Company or a Company Subsidiary, or used in or necessary to conduct the Company’s or a Company Subsidiary’s business as presently conducted. The items on Schedule 2.22(a), together with all other trademarks, service marks, trade names, logos, assumed names, patents, copyrights, trade secrets, computer software, licenses, formulae, customer lists or other databases, business application designs and inventions currently used in or necessary to conduct the businesses of the Company or of a Company Subsidiary, constitute the “Intellectual Property.”

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(b)            The Company and each Company Subsidiary have ownership of, or such other rights by license, lease or other agreement in and to, the Intellectual Property as are necessary to permit the use of the Intellectual Property in the conduct of their respective businesses as presently conducted. Neither the Company nor any Company Subsidiary has received any notice (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral) alleging that the Company or any Company Subsidiary has infringed or violated any trademark, trade name, copyright, patent, trade secret right or other proprietary right of others, and to the Knowledge of the Company and the Company Subsidiaries, none of the Company or any Company Subsidiary has committed any such violation or infringement. To the Knowledge of the Company or any Company Subsidiary, there are no facts or circumstances that, upon consummation of the transactions contemplated hereby, would cause the Company or any Company Subsidiary to be in any way more restricted in its use of any of the Intellectual Property than it was on the date hereof under any contract to which the Company or a Company Subsidiary is a party or by which it is bound, or that use of such Intellectual Property by the Company or a Company Subsidiary will, as a result of such consummation, violate or infringe the rights of any Person, or subject Parent, the Company or a Company Subsidiary to liability of any kind, under any such contract.

(c)            The Company or a Company Subsidiary has ownership of, or such other rights by license, lease or other agreement in and to, the IT Assets as is necessary to permit the Company and the Company Subsidiaries to use the IT Assets in the conduct of their respective businesses as presently conducted. The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and the Company Subsidiaries in connection with their respective businesses, and have not materially malfunctioned or failed within the past three years. “IT Assets” means the computers, computer software, firmware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned or leased by the Company or the Company Subsidiaries. To the Knowledge of the Company and the Company Subsidiaries, the IT Assets do not contain any worms, viruses, bugs, faults or other devices or effects that (i) enable or assist any Person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the Knowledge of the Company and the Company Subsidiaries, no Person has gained unauthorized access to the IT Assets. The Company and the Company Subsidiaries have implemented reasonable back-up and disaster recovery technology consistent with industry practices. To the Knowledge of the Company and the Company Subsidiaries, except for “off the shelf” software licensed by the Company or the Company Subsidiaries in the Ordinary Course of Business, none of the IT Assets contains any shareware, open source code, or other software the use of which by the Company or any Company Subsidiary requires disclosure or licensing of any intellectual property.

(d)            The Company has developed and implemented a contingency planning program to evaluate the impact of significant events that may adversely affect the Company’s or the Bank’s customers, assets, or employees. To the Company’s Knowledge, such program ensures that the Company and the Bank can recover their mission-critical functions, and complies in all material respects with Applicable Law.

(e)            The Company and each Company Subsidiary are, and since January 1, 2022 have been, in material compliance with all applicable data protection, data security and privacy laws, rules and regulations, including the Gramm-Leach-Bliley Act and its implementing regulations (including Regulation P and the Safeguards Rule), the California Consumer Privacy Act (as amended by the California Privacy Rights Act), and all other applicable state privacy and data breach notification laws (collectively, “Privacy Laws”). The Company and each Company Subsidiary have adopted and published written privacy policies governing the collection, use, storage, processing, transfer and disposal of Personal Information, and have at all times materially complied with such policies. As used in this Agreement, “Personal Information” means any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an identified or identifiable natural person, including nonpublic personal information as defined under the Gramm-Leach-Bliley Act.

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(f)             The Company and each Company Subsidiary have implemented and maintain a written information security program that includes administrative, technical and physical safeguards designed to protect the confidentiality, integrity and availability of Personal Information and the IT Assets and is consistent with applicable regulatory guidance (including applicable interagency guidelines on safeguarding customer information). Such program includes reasonable measures for the detection, prevention and response to data security incidents.

(g)            Since January 1, 2022, there has been no unauthorized access to, or unauthorized acquisition, use, disclosure or breach of security of, any Personal Information in the possession or control of the Company or any Company Subsidiary that has required notification to any individual, Governmental Authority or other Person under applicable Privacy Laws, and, to the Knowledge of the Company, no such breach or incident is pending or threatened. Neither the Company nor any Company Subsidiary has received any written notice from any Governmental Authority regarding any investigation, inquiry or enforcement action relating to the Company’s or any Company Subsidiary’s data privacy, data security or cybersecurity practices.

(h)            The Company and each Company Subsidiary have entered into written agreements with all third-party service providers that process, store or have access to Personal Information on behalf of the Company or any Company Subsidiary, and such agreements contain commercially reasonable data protection, security and confidentiality obligations consistent with applicable Privacy Laws and regulatory guidance.

2.23         Absence of Certain Changes or Events. Other than as specifically disclosed in this Agreement, the Company Financial Statements, or the Schedules delivered pursuant to this Agreement, there has not occurred (a) since December 31, 2025, any material adverse change in the financial condition, assets, liabilities, business or results of operations of the Company or a Company Subsidiary taken as a whole, and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future, or (b) any changes or condition, event, circumstance, fact or other occurrence, whether occurring before or since December 31, 2025 that may reasonably be expected to have or result in a material adverse change in the financial condition, assets, liabilities, business or results of operations of the Company or a Company Subsidiary taken as a whole. No fact or condition exists with respect to the business, operations or assets of the Company or the Company Subsidiaries which the Company has reason to believe may cause the Federal Reserve Application, the MDOF Application or any of the other regulatory approvals referenced in Section 6.4 or Section 7.4 to be denied or unduly delayed.

2.24         Conduct of Business Since December 31, 2025. Since December 31, 2025, the business of the Company and each Company Subsidiary has been conducted only in the Ordinary Course of Business. Without limiting the generality of the foregoing, since December 31, 2025, except as set forth on Schedule 2.24, none of the Company or a Company Subsidiary has taken, or has caused, suffered or permitted to be taken any of the following actions:

(a)            sold, leased (as lessor), transferred or otherwise disposed of (including any transfers to any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the Company’s or any Company Subsidiary’s assets reflected on the Company Financial Statements or any assets acquired by the Company or a Company Subsidiary after December 31, 2023, except for (i) loans held for sale and Investment Securities sold or otherwise disposed of in the Ordinary Course of Business and (ii) Permitted Encumbrances;

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(b)            cancelled any debts owed to or claims held by the Company or a Company Subsidiary (including the settlement of any claims or litigation) other than in the Ordinary Course of Business;

(c)            created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money in respect of the Company or a Company Subsidiary, or entered into, as lessee, any capitalized lease obligations, in either case other than in the Ordinary Course of Business;

(d)            accelerated or delayed collection of notes, accounts or loans receivable generated by the Company or a Company Subsidiary in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business;

(e)            delayed or accelerated payment of any account payable or other liability of the Company or a Company Subsidiary beyond or in advance of its due date or the date when such liability would have been paid in the Ordinary Course of Business;

(f)             declared or paid any dividend on shares of Company Common Stock or made any other distribution with respect thereto, except in the Ordinary Course of Business;

(g)            instituted any increase in any compensation payable to any employee of the Company or any Company Subsidiary other than routine increases in the Ordinary Course of Business, or instituted any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of the Company or any Company Subsidiary;

(h)            prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; or

(i)             made any change in the accounting principles and practices used by the Company or any Company Subsidiary from those applied in the preparation of the Company Financial Statements and the related statements of income and cash flow for the period then ended.

2.25         Change in Business Relationships. None of the Company or any Company Subsidiary has received notice (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral), whether on account of the transactions contemplated by this Agreement or otherwise, (a) that any customer, agent, Representative, supplier, vendor or business referral source of the Company or any Company Subsidiary intends to discontinue, diminish or change its relationship with the Company or any Company Subsidiary, the effect of which would be material to the business, assets or operations of the Company or any Company Subsidiary, or (b) that any executive officer of the Company or any Company Subsidiary intends to terminate or substantially alter the terms of his or her employment. There have been no complaints or disputes (in each case set forth in writing) with any customer, employee, agent, Representative, supplier, vendor, business referral source or other parties that have not been resolved which are reasonably likely to be material to the business, assets or operations of the Company or any Company Subsidiary.

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2.26         Trust and Investment Activities. The Company and each Company Subsidiary has performed all material duties for, complied in all material respects, with all administrative procedures under, and properly administered in all material respects, all accounts for which it acts as fiduciary, including any accounts for which it serves as trustee, agent, guardian, custodian or investment advisor, in accordance with the terms of the governing documents for each such account and Applicable Law. Neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees, has committed any material default with respect to any such fiduciary account. None of the Company, the Bank, nor any of their Subsidiaries or the Company's, the Bank's or any of their Subsidiaries' directors, officers or employees that is required to be registered, licensed or authorized as an investment adviser, a broker, dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority is not so registered, licensed or authorized.

2.27         Subordinated Notes. The Company has performed all of the material obligations required to be performed by it and is not in material default under the terms of the Subordinated Debt Documentation or any agreements related thereto.

2.28         Brokers’ and Finders’ Fees. Except for Keefe, Bruyette, & Woods, Inc. (“KBW”) none of the Company or any Company Subsidiary has any liability (whether incurred, potential, contingent or otherwise) for financial advisor fees, brokerage commissions, finders’ fees, or like compensation with respect to the transactions contemplated by this Agreement.

2.29         Opinion of Financial Advisor. Prior to execution of this Agreement, the Company Board has received the opinion of KBW to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, a copy of which signed opinion has been or will be provided to Parent solely for informational purposes to confirm receipt of the signed opinion by the Company Board.

2.30         Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement to be filed with the Commission by Parent in connection with the transactions contemplated by this Agreement will, at the time the Registration Statement is filed with the Commission, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s shareholders, or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of Applicable Law, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing for inclusion or incorporation by reference in the Proxy Statement.

2.31         No Other Representations or Warranties. Except for the representations and warranties made by the Company in this ARTICLE II, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, any of the Company Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or Representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of the Company Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this ARTICLE II, any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. The Company acknowledges and agrees that neither Parent or Merger Sub nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE III.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES
CONCERNING PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent and Merger Sub to the Company concurrently herewith (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby represent and warrant to the Company as of the date hereof as follows:

3.1           Organization.

(a)            Parent is duly registered as a financial holding company under the BHCA, is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority to own its own properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Parent. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri, has the power and authority to own its own properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign company in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Parent. Merger Sub is a wholly owned Subsidiary of Parent.

(b)            First Mid Bank & Trust, N.A. is a nationally chartered bank, duly chartered and organized, validly existing and currently authorized to transact the business of banking under the laws of the United States of America (the “Parent Bank”), and has the requisite power and authority to own its properties and to carry on its business as presently conducted. Parent Bank is a wholly owned Subsidiary of Parent.

3.2           Capitalization. The authorized capital stock of Parent consists of (i) 45,000,000 shares of common stock, $4.00 par value per share, of which 26,607,197.192 shares were issued and outstanding, and 720,228 shares were held in treasury, as of the date of this Agreement, and (ii) 1,000,000 shares of preferred stock, no par value per share, of which zero shares are issued and outstanding as of the date of this Agreement. The issued and outstanding shares of Parent Common Stock have been, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement, including the shares of Parent Common Stock constituting the Merger Consideration, will be, when issued, duly and validly authorized and issued and are or will be fully paid and non-assessable. The Parent Common Stock is subject to certain preferences, qualifications, limitations, restrictions or special or relative rights under Parent’s certificate of incorporation, a true and complete copy of which has been previously provided to the Company. There are no options, warrants, agreements, contracts or other rights in existence to purchase or acquire from Parent any shares of capital stock of Parent, whether now or hereafter authorized or issued, other than shares issuable pursuant to employee benefit or compensation plans referred to in the Parent SEC Reports. There are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of any interests in Parent.

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3.3           Authorization; No Violations. The execution and delivery of this Agreement by Parent and the performance of Parent’s obligations hereunder have been duly and validly authorized by the board of directors of Parent (the “Parent Board”), do not violate or conflict with the certificate of incorporation or by-laws of Parent, the Delaware General Corporation Law, as amended, or any Applicable Law, court order or decree to which Parent is a party or subject, or by which Parent is bound, and require no further corporate or stockholder approval on the part of Parent. Subject to receipt of the consents or approvals set forth in Schedule 3.4, the execution and delivery of this Agreement by Parent and the performance of Parent’s obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which Parent is bound. This Agreement, when executed and delivered, and subject to the matters described in Section 3.4, will be a valid, binding and enforceable obligation of Parent, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity. The execution and delivery of this Agreement by Merger Sub and the performance of Merger Sub’s obligations hereunder have been duly and validly authorized by the sole member of Merger Sub, do not violate or conflict with the certificate of formation or operating agreement of Merger Sub, any Applicable Law, court order or decree to which Merger Sub is a party or subject, or by which Merger Sub is bound, and require no further limited liability company or member approval on the part of Merger Sub. Parent, in its capacity as sole member of Merger Sub, has approved this Agreement and the Merger. Subject to the receipt of the consents or approvals set forth in Schedule 3.4, the execution and delivery of this Agreement by Merger Sub and the performance of Merger Sub’s obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which Merger Sub is bound. This Agreement, when executed and delivered, and subject to the matters described in Section 3.4, will be a valid, binding and enforceable obligation of Merger Sub, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

3.4           Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are necessary in connection with the execution and delivery by Parent of this Agreement and the consummation by Parent, as of the Effective Time, of the transactions contemplated by this Agreement, except for (a) the consents and approvals set forth on Schedule 3.4, (b) the filing by Parent of an application with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHCA (the “Federal Reserve Application”) and the filing of an application with the MDOF (the “MDOF Application”), (c) the filing by Parent of the Registration Statement, (d) the Company Shareholder Approval, and (e) the filing of the Articles of Merger with the MSOS under the GBCLM and MLLCA.

3.5           Parent SEC Filings and Financial Statements.

(a)            The financial statements presented (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) are complete and correct in all material respects, complied as to form in all material respects with the published rules and regulations of the Commission with respect thereto as of their respective dates, and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all Applicable Law. Taken together, the financial statements presented in the Parent SEC Reports (collectively, the “Parent Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Parent and its Subsidiaries at the respective dates of and for the periods referred to in the Parent Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Parent Financial Statements. The Parent Financial Statements do not include any assets or omit to state any liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Parent Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein. As of the date hereof, Forvis Mazars Group has not resigned (or informed Parent that it intends to resign) or been dismissed as independent registered public accountants of Parent.

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(b)            Since December 31, 2024, Parent has timely furnished or filed all forms, documents and reports required to be furnished or filed with the Commission under the Securities Act or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (collectively with any amendments thereto, but excluding the Proxy Statement and the Registration Statement, the “Parent SEC Reports”), except to the extent that the failure to file any such Parent SEC Report would not have a Material Adverse Effect on Parent. Each of the Parent SEC Reports, in each case as of its filing date, or, if amended, as finally amended prior to the date of this Agreement (with respect to those Parent SEC Reports filed prior to the date of this Agreement), has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and none of the Parent SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference, when filed or furnished or, if amended, as finally amended prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the failure to file any such Parent SEC Report would not have a Material Adverse Effect on Parent. None of Parent’s Subsidiaries are or ever have been required to file periodic reports with the Commission. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the Commission with respect to any of the Parent SEC Reports.

(c)            Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and Parent has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Parent has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Since January 1, 2022, neither Parent nor any of its subsidiaries has Knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its subsidiaries or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Parent or any of its subsidiaries has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness. Since January 1, 2022, subject to any applicable grace periods, (i) Parent has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, and (ii) Parent has been and is in compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.

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3.6           Compliance with Laws; Legal Proceedings.

(a)            Parent and its subsidiaries are each in compliance with all Applicable Laws (i) that regulate or are concerned in any way with the ownership and operation of banks or the business of banking, their holding companies and their subsidiaries or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of Parent or any of its subsidiaries or the assets owned, used, occupied or managed by Parent or any of its subsidiaries, except for such noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Parent. Parent and its subsidiaries hold all material Licenses from all appropriate federal, state or other Governmental Authorities necessary for the conduct of their respective businesses and the ownership of their respective assets.

(b)            None of Parent or its Subsidiaries has received from any federal, state or other Governmental Authority any notice or communication indicating that Governmental Authority would, and Parent has no reason to believe any such Governmental Authority would, object to, or withhold any approval or consent necessary for, the consummation by Parent of the Merger and the transactions contemplated by this Agreement.

(c)            Except as may be disclosed in the Parent SEC Reports, there are no material claims, actions, suits or proceedings pending or, to the Knowledge of Parent, threatened or contemplated against or affecting Parent or its Subsidiaries, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, including any claims, actions, suits or proceedings that might seek to challenge the validity or propriety of the Merger or that would affect Parent’s ability to obtain the Requisite Regulatory Approvals, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining Parent or its Subsidiaries from taking any action of any kind in connection with their respective businesses. Except as may be disclosed in the Parent SEC Reports, none of Parent or its Subsidiaries has received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the Knowledge of Parent, oral) of any enforcement action, criticism or recommendation concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental Authority and that would be materially adverse to Parent and its Subsidiaries taken as a whole, and Parent has no reasonable basis to believe that any such enforcement action, criticism or recommendation not otherwise disclosed herein is contemplated.

3.7           Parent Regulatory Reports. Since December 31, 2022, Parent and its Subsidiaries have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve, the OCC, the Delaware Secretary of State and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of Parent or its Subsidiaries (the “Parent Regulatory Reports”), and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Parent Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable Governmental Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed.

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3.8           No Adverse Change. Except as disclosed in the Parent SEC Reports or this Agreement, there has not occurred (a) since December 31, 2024, any Material Adverse Effect on Parent, or (b) any change, condition, event, circumstance, fact or other occurrence, whether occurring before or since December 31, 2024, that may reasonably be expected to have or result in a Material Adverse Effect on Parent. No fact or condition exists with respect to the business, operations or assets of Parent or its Subsidiaries which Parent has reason to believe may cause the Federal Reserve Application, the MDOF Application or any of the other regulatory approvals referenced in Section 6.4 or Section 7.4 to be denied or unduly delayed.

3.9           Tax Matters. Neither Parent nor Merger Sub has taken any action or agreed to take any action that would preclude the Merger from qualifying as a reorganization in accordance with Section 368(a) of the Code and, to the Knowledge of Parent, there are no agreements or arrangements to which Parent or Merger Sub is a party that would prevent the Merger from so qualifying. Parent has been treated as a “C” corporation since its formation. Merger Sub has been treated as a disregarded entity (within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii)) since its formation.

3.10         Brokers’ and Finders’ Fees. Except for Stephens Inc., neither Parent nor any of its Subsidiaries has any liability (whether incurred, potential, contingent or otherwise) for brokerage commissions, finders’ fees, or like compensation with respect to the transactions contemplated by this Agreement.

3.11         Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the Commission, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

3.12         Loans; Loan Loss Reserves.

(a)            Each outstanding loan, loan agreement, note, lease or other borrowing agreement (including any overdraft protection extensions of credit), any participation therein and any guaranty, renewal or extension thereof (collectively, “Parent Loans”) reflected on the books and records of Parent Bank is evidenced by appropriate and sufficient documentation and, to the Knowledge of Parent, constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally from time to time in effect and by Applicable Law which may affect the availability of equitable remedies. No obligor named in any Parent Loan has provided notice (whether written or, to the Knowledge of Parent or Parent Bank, oral) to Parent or Parent Bank that such obligor intends to attempt to avoid the enforceability of any term of any Parent Loan under any such laws or equitable remedies, and no Parent Loan is subject to any valid defense, set-off, or counterclaim that has been threatened or asserted with respect to such Parent Loan. All Parent Loans that are secured, as evidenced by the appropriate and sufficient ancillary security documents, are so secured by valid and enforceable liens. Neither Parent nor Parent Bank has entered into any loan repurchase agreements.

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(b)            The reserves for loan and lease losses shown on each of the balance sheets contained in the Parent Financial Statements are adequate in the judgment of management and consistent with applicable regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding (excluding accrued interest receivable) as of the applicable date of such balance sheet. The aggregate loan balances of Parent Bank in excess of such reserves, in each case as shown on Parent Financial Statements, are, to the Knowledge of Parent and Parent Bank, collectible in accordance with their terms.

3.13         Financial Capability. Parent has (a) a sufficient number of authorized and non-outstanding shares of Parent Common Stock to pay the aggregate Parent Stock Consideration and (b) funds available to pay the aggregate Cash Consideration and cash in lieu of fractional shares, in each case as contemplated by this Agreement, and to otherwise complete the Merger.

3.14         Community Reinvestment Act Compliance. Parent Bank’s most recent Community Reinvestment Act rating was “satisfactory” or better.

3.15         No Other Representations or Warranties. Except for the representations and warranties made by Parent in this ARTICLE III, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, any of its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Parent and Merger Sub in this ARTICLE III, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Parent acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE II.

ARTICLE IV
AGREEMENTS AND COVENANTS

4.1           Conduct of the Company’s Business. Except as may be (w) required by Applicable Law or any Governmental Authority, (x) consented to by Parent (which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed given if Parent fails to object in writing within five (5) Business Days after receipt of a written request from the Company that includes reasonably detailed information regarding the requested action), (y) required or explicitly permitted by the terms of this Agreement, or (z) set forth on Schedule 4.1, the Company shall (i) conduct its business in the Ordinary Course of Business in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and (iii) take no action that is intended to or would reasonably be expected to materially adversely affect or materially delay the ability of the Company or Parent to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Merger. Without limiting the generality of the foregoing, except as may be required by Applicable Law or any Governmental Authority, required or explicitly permitted by the terms of this Agreement, or set forth on Schedule 4.1, the Company will not, and will not permit any Company Subsidiary to, without the prior written consent (including by electronic mail) of Parent:

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(a)            change the articles or certificate of incorporation or by-laws of the Company, the charter or by-laws of the Bank, or the governing documents of any other Company Subsidiary;

(b)            issue, sell, pledge, transfer, dispose of, redeem or encumber any equity securities, effect any split, combination, subdivision, reclassification or redemption of any outstanding equity securities, or otherwise change its capitalization as it exists on the date of this Agreement, or issue, grant, or sell any options, equity appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue, sell or register any equity securities, or any securities or obligations convertible into, or exercisable or exchangeable for, any equity securities;

(c)            increase the compensation of officers or key employees except in the Ordinary Course of Business, pay any bonuses except in the Ordinary Course of Business, or hire any employee with an annual salary in excess of $100,000;

(d)            become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any Company Benefit Plan for the benefit of any Employee (or newly hired employees), director or shareholder; accelerate the vesting of or lapsing of restrictions with respect to any long-term incentive compensation under any Company Benefit Plans, except in accordance with the terms of such Company Benefit Plans; cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by Applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any Applicable Law;

(e)            (i) enter into any new credit or new lending relationships greater than $1,500,000 that would require an exception to the Bank’s formal loan policy as in effect as of the date of this Agreement or that are not in strict compliance with the provisions of such loan policy; or (ii) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any Company Subsidiary which constitutes a nonperforming loan or against any part of such indebtedness the Company or any Company Subsidiary has established loss reserves or any part of which has been charged-off by the Company or any Company Subsidiary;

(f)             declare or pay any dividends or other distributions on any equity securities;

(g)            fail to use commercially reasonable efforts to maintain present insurance coverage in respect of their properties and businesses;

(h)            incur or guarantee any indebtedness for borrowed money, except with respect to indebtedness to the Federal Home Loan Bank, trade payables and similar liabilities and obligations incurred in the Ordinary Course of Business;

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(i)             maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Loans previously charged off, on Loans and leases outstanding (excluding accrued interest receivable);

(j)             enter into any employment, consulting or similar agreements that are not terminable by the Company or such Company Subsidiary, as applicable, on 30 days’ or fewer notice without penalty or obligation, or terminate the employment of any officer or other key employee of the Company or a Company Subsidiary thereof without first notifying Parent;

(k)            take any action that would result in a termination, partial termination, curtailment, discontinuance of a Company Benefit Plan or merger of any Company Benefit Plan into another plan or trust;

(l)             fail to file all Tax Returns in a timely manner, make any application for or consent to any extension of time for filing any Tax Return or any extension of the period of limitations applicable thereto, change any of its accounting methods for federal and state income tax purposes or make or change any material Tax elections;

(m)          implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(n)            make any expenditure for fixed assets in excess of $100,000 for any single item, or $250,000 in the aggregate, or enter into leases of fixed assets having an annual rental in excess of $100,000 in the aggregate;

(o)            incur any liabilities or obligations, make any commitments or disbursements, acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) or dispose of any property or asset, make any contract or agreement, or engage in any transaction except in the Ordinary Course of Business consistent with prudent banking practices and the current policies of the Company and the Company Subsidiaries;

(p)            amend or waive the material terms of, fail to do anything that will cause a breach by the Company or such Company Subsidiary of, or default by the Company or such Company Subsidiary under, or enter into, any Material Contract, any material restriction on the ability of the Company or such Company Subsidiary to conduct its business as it is presently being conducted, or any Contract or other binding obligation relating to any class of Company Common Stock or rights associated therewith or any outstanding instrument of indebtedness;

(q)            engage or agree to engage in any “covered transaction” within the meaning of Sections 23A or 23B of the Federal Reserve Act (without regard to the applicability of any exemptions contained in Section 23A), unless the Bank has complied with Sections 23A and 23B of the Federal Reserve Act;

(r)             enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by Applicable Law or requested by any Governmental Authority;

(s)             settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $100,000 and that would not (i) impose any material restriction on the business of the Company or such Company Subsidiary or (ii) create precedent for claims that is reasonably likely to be material to it;

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(t)             make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility; or

(u)            agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 4.1.

4.2           Conduct of Parent’s Business . Except as may be (w) required by Applicable Law or any Governmental Authority, (x) consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (y) required or explicitly permitted by the terms of this Agreement, or (z) set forth on Schedule 4.2, Parent shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the Ordinary Course of Business in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and (iii) not take any action that is intended to or would reasonably be expected to materially adversely affect or materially delay the ability of the Company or Parent to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Merger.Without limiting the generality of the foregoing, except as may be required by Applicable Law or any Governmental Authority, required or explicitly permitted by the terms of this Agreement, or set forth on Schedule 4.2, without the prior written consent of the Company which shall not be unreasonably withheld, conditioned or delayed:

(a)            Parent shall not amend its certificate of incorporation or by-laws or similar governing documents of any of its subsidiaries, in a manner that would materially and adversely affect the benefits of the Merger to the shareholders of the Company;

(b)            Parent shall not implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements; and

(c)            Parent shall not agree to take, make any commitment to take, or adopt any resolutions of the Parent Board in support of, any of the actions prohibited by this Section 4.2.

4.3           Access to Information and Premises.

(a)            The Company shall provide Parent and its Representatives full and reasonable access, during normal business hours and on reasonable advance notice to the Company, to further information (to the extent permissible under Applicable Law) and the Company’s and Company Subsidiaries’ premises for purposes of (i) observing the Company’s and the Company Subsidiaries’ business activities and operations and to consult with their officers and employees as approved by the Company regarding the same on an ongoing basis to verify compliance by the Company and the Company Subsidiary with all terms of this Agreement, and (ii) making all necessary preparations for conversion of the Bank’s IT Assets; provided, however, that the foregoing actions shall not (x) unduly interfere with the business operations of the Company or the Company Subsidiaries, (y) require the disclosure of any matter that is subject to attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege) or (z) require the disclosure of any matter that would violate Applicable Law or any duty or breach any Contract that is in effect as of the date hereof. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly provide to Parent a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, and a copy of each report filed by it or any Company Subsidiaries with any Governmental Authority; in each case other than portions of such documents relating to Confidential Supervisory Information or the disclosure of which would violate any Applicable Law. The Company shall also provide, and shall cause each Company Subsidiary to provide, to Parent all information provided to the board of directors of such Persons, or to the members of such board’s committees, in connection with all meetings of such board of directors or committees thereof, or otherwise provided to such directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or any Company Subsidiary; in each case other than portions of such documents: (1) relating to Confidential Supervisory Information, (2) the disclosure of which would violate any Applicable Law, or (3) the disclosure of which would, in the reasonable judgment of the Company’s outside counsel, result in the waiver of the attorney-client privilege.

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(b)            Parent will use such information as is provided to it by the Company or the Company Subsidiaries, or Representatives thereof, solely for the purpose of conducting business, legal and financial reviews of the Company and the Company Subsidiaries and for such other purposes as may be related to this Agreement, and Parent will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of the letter agreement regarding confidentiality entered into by and between the Company and Parent dated September 22, 2025 (the “Confidentiality Agreement”).

4.4           Regulatory Filings of Parent. Within 45 days following execution and delivery of this Agreement, or as soon as is practical thereafter, Parent will file the Federal Reserve Application and Parent will file the MDOF Application, and each such Party shall take all other appropriate actions necessary to obtain the regulatory approvals referred to in Section 6.4 or Section 7.4 hereof, (other than those to be obtained by the Commission, which are subject of Section 4.5), and the Company and the Company Subsidiaries will use all reasonable and diligent efforts to assist in obtaining all such approvals. Parent shall keep the Company reasonably informed and shall in good faith consider the Company’s comments on draft submissions (to the extent practicable and subject to confidentiality and privilege). The obligation of Parent to take all appropriate actions shall not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order, or approval of, or any exemption by, any Governmental Authority or other party that are not acceptable to Parent, in its sole reasonable discretion, or to change the business practices of Parent or any of its subsidiaries in a manner not acceptable to Parent, in its sole reasonable discretion. In advance of filing any application for such regulatory approval, Parent shall provide the Company and its counsel with a copy of each such application (but excluding any information contained therein regarding Parent and its business or operations for which confidential treatment has been requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise the Company and its counsel of any material communication received by Parent or its counsel from any Governmental Authority with respect to such application.

4.5           SEC Filings. As soon as practicable following the date of this Agreement, Parent, at its own expense, shall prepare and file with the Commission the Registration Statement, which shall include a proxy statement prepared by Parent and the Company for use in connection with the Company Shareholders Meeting, all in accordance with the rules and regulations of the Commission and Applicable Law (the “Proxy Statement”), and the Company and the Company Subsidiaries, at their own expense (subject to Section 1.4(e)), will assist Parent in preparing the Registration Statement. Parent shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transaction contemplated thereunder. The Company, at its own expense (subject to Section 1.4(e)), shall cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall advise the Company, promptly after it receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the Commission to amend the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the Commission for additional information, and the Company will advise Parent, promptly after it receives notice of any request by the Commission to amend the Proxy Statement or comments thereon and responses thereto or requests by the Commission for additional information. The Parties shall use reasonable and diligent efforts to respond (with the assistance of the other Party) as promptly as practicable to any comments of the Commission with respect thereto. If prior to the Effective Time any event occurs with respect to Parent or its Subsidiaries, or the Company or any Company Subsidiary, respectively, or any change occurs with respect to information supplied by or on behalf of Parent or the Company, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, Parent or the Company, as applicable, shall promptly notify the other of such event, and Parent or the Company, as applicable, shall cooperate in the prompt filing with the Commission of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by Applicable Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders and the Company’s shareholders.

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4.6           Meeting.

(a)            As soon as practicable following the date the Registration Statement is declared effective by the Commission, the Company shall duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement and the Merger, in accordance with the Company’s articles of incorporation, its by-laws and the GBCLM (the “Company Shareholders Meeting”). Subject to Section 4.8, the Company and the Company Board will use their reasonable best efforts to obtain from its shareholders the Company Shareholder Approval, including by the Company Board recommending that its shareholders approve the Merger (the “Company Recommendation”), and the Company and the Company Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) the Company Recommendation (a “Company Adverse Recommendation”). Notwithstanding any other provision hereof, the Company shall have the right to postpone or adjourn the Company Shareholders Meeting: (i) by no more than 30 days if on a date for which the Company Shareholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Shareholder Approval; or (ii) to the extent additional time is reasonably necessary for the filing and distribution of any supplemental or amended disclosure that the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under Applicable Law and, to the extent required by Applicable Law, for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting.

4.7           Publicity. Parent and the Company shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by Applicable Law or the rules of NASDAQ, or with respect to employee meetings, no Party shall issue any press release, publicity statement or other public notice or communication, whether written or oral, relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall obtain the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of Parent to the content of any communication to the Company’s shareholders.

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4.8           No Conduct Inconsistent with this Agreement.

(a)            The Company shall not, and shall cause the Company Subsidiaries to not, during the term of this Agreement, directly or indirectly, solicit, encourage or facilitate inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any Person (other than Parent and its Subsidiaries) concerning, any proposal, indication or offer, including any proposal, indication or offer from or to the Company’s shareholders, made by any Person or group (as defined under Section 13(d) of the Exchange Act) other than Parent or its Subsidiaries and/or affiliates relating to, whether in a single transaction or series of related transactions, and whether directly or indirectly, any transaction or series of transactions (including any merger, reorganization, share exchange, consolidation, business combination, tender offer, joint venture, partnership, recapitalization, dissolution, liquidation or similar direct or indirect transaction) involving the (i) acquisition, license or purchase of assets of the Company and/or the Company Subsidiaries equal to fifteen percent or more of the consolidated assets of the Company and the Company Subsidiaries or to which fifteen percent or more of the Company’s revenues or earnings on a consolidated basis are attributable or (ii) acquisition of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of equity interests representing a fifteen percent or greater economic or voting interest in the Company or tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or group (as defined under Section 13(d) of the Exchange Act) beneficially owning equity interests representing a fifteen percent (in number or voting power) or greater economic or voting interest in the Company (each, an “Acquisition Proposal”), or furnish any non-public information to any Person proposing or seeking an Acquisition Proposal.

(b)            Notwithstanding the foregoing, prior to obtaining the Company Shareholder Approval, in the event that the Company Board determines in good faith and after consultation with outside counsel, that in light of an Acquisition Proposal, it is necessary to provide such information or engage in such negotiations or discussions in order to act in a manner consistent with such Board’s fiduciary duties, the Company Board may, in response to an Acquisition Proposal that did not result from a breach of Section 4.8(a) and that constitutes or is reasonably expected to result in a Superior Acquisition Proposal, subject to its compliance with Section 4.8(b), (i) furnish information with respect to the Company or any Company Subsidiary to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement that is no less restrictive than the Confidentiality Agreement (subject to the requirement that any such information not previously provided to Parent shall be promptly furnished to Parent), (ii) participate in discussions or negotiations regarding such Acquisition Proposal, and/or (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Superior Acquisition Proposal; provided, however, that (A) prior to terminating this Agreement pursuant to this Section 4.8, the Company shall give Parent at least five Business Days’ notice thereof, attaching any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (an “Alternative Acquisition Agreement”) relating to such Superior Acquisition Proposal (or, if applicable, the most current draft thereof), which notice need only be given once with respect to any Superior Acquisition Proposal, unless such Superior Acquisition Proposal is modified in any material respect, in which case the five Business Day period referred to herein shall be 48 hours, and (B) if, within such five Business Day period (or where applicable, 48 hour period), Parent makes an offer that the Company Board determines in good faith is more favorable to the shareholders of the Company, from a financial point of view, than such Superior Acquisition Proposal (taking into account, among other things, (I) the terms of such offer (including any termination fees or liquidated damages associated therewith) and (II) such legal, financial, regulatory, timing and other aspects of such offer which the Company Board deems relevant), and agrees in writing to all adjustments in the terms and conditions of this Agreement as are necessary to reflect such offer, the Company’s notice of termination with respect to such Superior Acquisition Proposal shall be deemed to be rescinded and of no further force and effect and, if the Company or any Company Subsidiary has entered into an Alternative Acquisition Agreement, it shall promptly terminate such agreement (it being agreed that the Company will cause any Alternative Acquisition Agreement entered into prior to the expiration of such five Business Day period (or where applicable 48 hour period) to include a provision permitting such termination). A “Superior Acquisition Proposal” shall mean any Acquisition Proposal containing terms which the Company Board determines in its good faith judgment (and after consultation with an outside financial advisor) to be more favorable to the Company’s shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board, is reasonably capable of being obtained by such third party.

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(c)            In addition to the obligations of the Company set forth in Section 4.8(a) and Section 4.8(b), the Company shall promptly (and in any event within 24 hours) advise Parent orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the Person making such request or Acquisition Proposal. The Company shall keep Parent informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal, including the status of any discussions or negotiations with respect to any Superior Acquisition Proposal.

(d)            The Company shall, and shall cause each of its officers, directors, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors and other representatives (the “Representatives”) of the Company and the Company Subsidiaries to, cease immediately and cause to be immediately terminated all soliciting activities, discussions and negotiations and access to nonpublic information with, to or by any Person (other than Parent) regarding any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. Except as expressly permitted pursuant to Section 4.8(b), the Company shall not, and shall cause its Representatives not to, at any time after the execution hereof, continue or resume any such soliciting activities, discussions, negotiations or access to nonpublic information with, by or to any Person (other than Parent) with which the Company entered into a confidentiality, standstill or similar agreement before the execution and delivery hereof or had discussions or negotiations before the execution and delivery hereof regarding any proposal that constituted, or could reasonably have been expected to lead to, any Acquisition Proposal (any such Persons and their affiliates and Representatives being referred to as “Prior Company Bidders”). The Company shall promptly request that each Prior Company Bidder in possession of nonpublic information that was furnished by or on behalf of the Company or any Company Subsidiary in connection with its consideration of any potential Acquisition Proposal return or destroy all such nonpublic information heretofore furnished to such Prior Company Bidder and immediately terminate all physical and electronic data room access previously granted to any such Prior Company Bidder.

4.9           Loan Charge-Off; Pre-Closing Loan Review.

(a)            The Company shall cause the Bank, prior to the Closing Date, (i) to write off all Loans of the Bank that are required to be written off by the Bank’s regulators or that, in conformity with past practices and policies of the Bank and GAAP, should be written off as Loan losses and (ii) to write down potential Loan losses in conformity with past practices and policies of the Bank and GAAP. Any such write down shall not have any effect on, or be deemed to result in a breach of, the representations and warranties under Section 2.8 made by the Company as of the date of this Agreement and shall not be deemed to result in a Material Adverse Effect on the Company, but shall be taken into account in determining the Consolidated Shareholders’ Equity for purposes of Section 1.4(d); and nothing in this Section 4.9(a) shall require the Company to make any additional provision to the Bank’s reserve for loan losses.

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(b)            The Company shall cause the Bank to make available to Parent the files maintained by the Bank with respect to, and information regarding the status of, each Loan contained in the Loan portfolio of the Bank, as of a date not more than 15 days prior to the Closing Date.

4.10         Director and Officer Insurance Coverage. Parent agrees to provide each of the directors, officers and employees of the Company and the Company Subsidiaries who continue to hold such positions after the Effective Time substantially the same insurance coverage against personal liability for actions and omissions prior to the Effective Time no less favorable than that which is provided to current directors and officers of Parent and its Subsidiary bank. Without limiting the generality of the preceding sentence, on or prior to the Closing Date, Parent shall procure and maintain (so long as the premium or premiums do not exceed 250% of the amount of the aggregate premiums paid by the Company for the current policy term for such purpose, which is referred to herein as the “Maximum Premium”) for the benefit of individuals who are or were directors, officers or employees of the Company or Company Subsidiaries at or prior to the Effective Time (but only in their capacity as such), a tail policy or policies covering a period of five years following the Effective Time and providing coverages equivalent to the level and scope of directors’ and officers’ liability and other professional insurance coverages as set forth in the Company’s and the Company Subsidiaries’ current directors’ and officers’ liability and other professional insurance policies in effect as of the Closing. If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Company will obtain, and Parent will cause the Surviving Company to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium. Notwithstanding anything to the contrary herein, and regardless of the purchase of insurance coverage under this Section 4.10, Parent acknowledges and agrees that, from and after the Effective Time, each individual who is or was a director, officer or employee of the Company or any Company Subsidiary at or prior to the Effective Time shall be held harmless by Parent, and shall continue to be entitled to exculpation, indemnification and advancement of expenses, for acts and omissions occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), in each case only to the same extent, and subject to the same conditions and limitations, as such exculpation, indemnification or advancement of expenses is provided to such individual on the date hereof under the Applicable Law where the Company or the Company Subsidiaries are chartered or organized, and under the organization documents of the Company or the Company Subsidiaries, as applicable, as in effect on the date hereof; provided, that in the case of advancement of expenses, the individual to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such individual is not entitled to indemnification. The obligations of Parent under this Section 4.10 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any individual to whom this Section 4.10 applies without the consent of such affected individual (it being expressly agreed that each individual to whom this Section 4.10 applies shall be a third party beneficiary of this Section 4.10 and may enforce the provisions of this Section 4.10).

4.11         Interim Financial Statements. Prior to the Closing Date, the Company shall deliver to Parent a monthly balance sheet, income statement and statement of shareholders’ equity of the Company and each Company Subsidiary as of the end of each month as promptly as practicable after they become available. Such monthly financial statements shall be prepared consistent with past practice and in conformity in all material respects with GAAP (excluding footnote disclosure) applied on a basis consistent with the Company Financial Statements.

4.12         Dissent Process. The Company will give Parent prompt notice of any demands for appraisal for any shares of Company Common Stock, any attempted withdrawals of such demands and any other notice given or instrument served relating to the exercise of dissenters’ rights granted under the GBCLM. Parent will have the right to participate in all negotiations and proceedings relating thereto, except as otherwise prohibited by Applicable Law. The Company will not make any payment with respect to, or settle or offer to settle, any appraisal demands without Parent’s prior written consent.

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4.13         Section 368(a) Reorganization(a).

(a)            The Parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). From and after the date of this Agreement and until the Effective Time, each of the Parties shall use its commercially reasonable efforts, and shall cause its Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and the Parties will not knowingly take or cause to be taken any action, or omit to take any action or cause any omission, that could prevent the Merger from qualifying as a reorganization in accordance with Section 368(a) of the Code. The Parties agree to take any and all necessary or advisable steps to restructure or modify the terms of the transaction contemplated hereby if such steps are necessary or advisable to qualify the transaction contemplated hereby as a reorganization in accordance with Section 368(a) of the Code; provided, however, that nothing in this Section 4.13(a) shall be deemed to require the Parties to take any steps that will increase the Merger Consideration.

(b)            Following the Effective Time, the Parties shall not knowingly take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.14         Notice of Certain Events. During the term of this Agreement, if any Party becomes aware of any facts, circumstances or of the occurrence or impending occurrence of any event that would reasonably be expected to result in any of the conditions set forth in ARTICLE VI or ARTICLE VII, as applicable, not being satisfied, then such Party shall promptly give detailed written notice thereof to the other Party.

4.15         Reasonable and Diligent Efforts. The Parties shall use their respective commercially reasonable efforts in good faith to satisfy the various conditions to Closing and to consummate the Merger as soon as practicable. No Party will intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement (including any action that would impair or impede the timely obtainment of the regulatory approvals referenced in Section 6.4 or Section 7.4) or that would cause any of the representations contained herein to be or become untrue.

4.16         Subordinated Notes Assumption. As of the Effective Time and upon the terms and conditions set forth herein: (a) Parent will assume and discharge all of the Company’s covenants, agreements and obligations, including the due and punctual payment of interest, under and relating to the Company’s subordinated notes listed on Schedule 4.16 (the “Company Sub Debt,” and such transfer and assumption, the “Subordinated Notes Assumption”); (b) Parent shall discharge its obligations with regard to the Company Sub Debt arising after the Effective Time in accordance with the terms and conditions of the agreements related to the Company Sub Debt and the Subordinated Notes Assumption; and (c) Parent and the Company shall execute and deliver, or cause to be delivered, one or more supplemental indentures, in a form satisfactory to the applicable trustee, and any other required instruments, as applicable, to effectuate the Subordinated Notes Assumption, whereby the Company shall assign, and Parent shall assume, all of the Company’s covenants, agreements and obligations under the Company Sub Debt, signed by a duly authorized officer of the Company or Parent, as applicable, and any and all other documentation and consents, including opinions of counsel, required to make such assumption effective.

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4.17         Debt Payoff and Lien Releases. At least five Business Days prior to the Effective Time, the Company shall deliver to the Parent customary payoff letters, in form and substance reasonably satisfactory to the Parent, in connection with the repayment of the indebtedness for borrowed money listed on Schedule 4.17 (the “Secured Indebtedness”) and make arrangements reasonably satisfactory to Parent for the holders of such Secured Indebtedness to deliver, subject to the receipt of the applicable payoff amounts, customary lien releases to the Parent.

4.18         Shareholder Litigation. Each of the Company and Parent shall give the other the reasonable opportunity to consult concerning the defense of any shareholder litigation against the Company or Parent, as applicable, or any of their respective directors or officers relating to the transactions contemplated by this Agreement.

4.19         Section 16 Matters. Before the Effective Time, Parent shall cause any acquisitions of Parent Common Stock resulting from the transactions contemplated by this Agreement by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.20         Stock Exchange Listing. To the extent required, Parent shall file with NASDAQ a notification form for the listing of all shares of Parent Common Stock included in the Merger Consideration.

4.21         Dividends. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock (in the event the Company is permitted to pay any such dividend pursuant to Section 4.1) and the record dates and payment dates relating thereto, it being the intention of the Parties hereto that in the quarterly period in which the Closing Date occurs, holders of Company Common Stock shall either receive dividends prior to the Closing Date with respect to their shares of Company Common Stock or receive dividends following the Closing Date with respect to the shares of Parent Common Stock that such holders receive in the Merger but such holders of Company Common Stock shall not receive two dividends in any period with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

4.22         Takeover Statutes. No Party shall take any action that would cause any anti-takeover statute to become applicable to this Agreement, the Voting Agreement, or any of the transactions contemplated hereby or thereby, and each Party shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable anti-takeover statute now or hereafter in effect.  If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Applicable Law is or may become applicable to the Merger, the Parties shall use their respective commercially reasonable efforts to take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable pursuant to the terms of this Agreement, and otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Applicable Law on the Merger and the transactions contemplated hereby.

4.23         No Control. Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

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ARTICLE V
EMPLOYEE BENEFIT MATTERS

5.1           Benefit Plans.

(a)            Effective as of the Closing Date, and in the discretion of Parent, each full-time Employee shall either continue under the Company Benefit Plans or become eligible for and entitled to participate in Parent’s or Parent Bank’s benefit plans on the same terms and subject to the same conditions as all other similarly-situated employees of Parent and its Subsidiaries. To the extent Employees participate in any Parent or Parent Bank benefit plans, Parent shall make, or cause Parent Bank to make, commercially reasonable efforts to ensure that Employees shall be given credit for amounts paid under a corresponding Company Benefit Plan during the plan year in which the Closing occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such Parent benefit plan for the plan year in which the Closing occurs. Parent shall use, and cause Parent Bank to use, its commercially reasonable efforts to cause any pre-existing condition limitations (as administered in accordance with Applicable Law) under Parent’s and Parent Bank’s medical benefit plans to be waived to the extent such conditions have been waived under the Company’s health insurance plans. For purposes of determining eligibility to participate in and, where applicable, vesting under any of Parent’s or Parent Bank’s applicable benefit plans or policies, each Employee shall receive past service credit for his or her prior employment with the Company or Company Subsidiary as if such Employee had then been employed by Parent or Parent Bank. Parent and Parent Bank reserve the right to change or terminate their employee benefit plans at any time, provided that such changes or termination apply to all similarly situated employees of Parent and Parent Bank and do not target Employees.

(b)            Any Employee who has or is party to any employment agreement, severance agreement, change in control agreement, phantom stock agreement or any other agreement or arrangement that provides for any payment that may be triggered by the Merger or the Bank Merger (any such payment, a “Transaction Payment”) will receive the Transaction Payment from the Company to the extent it is required to be paid under such agreement, provided that, on or before the Closing, the Company will take all steps necessary to ensure that in the event that the amounts of the Transaction Payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of such Code, then the amounts of the Transaction Payment shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.

(c)            The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective as of the day immediately preceding the Closing Date, and subject to the Closing occurring, the Company Benefit Plans set forth on Schedule 5.1(c).  The Company shall deliver to Parent, at least five Business Days prior to the Closing Date, evidence that the Company Board has taken, or will take prior to the Closing Date, the necessary corporate action to terminate such Company Benefit Plans (the form and substance of which resolutions shall be subject to review and approval of Parent, which approval shall not be unreasonably withheld), effective no later than the date required by this Section 5.1(c), and where necessary such termination action shall provide for settlement and distribution of benefits in accordance with the provisions of Treasury regulation Section 1.409A-3(j)(4)(ix)(B).

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(d)            Following the Effective Time, Parent or the applicable Subsidiary of Parent shall cause the Employees to be covered by a severance plan, pursuant to which plan any Employees who incur a qualifying involuntary termination of employment within twelve months after the Closing Date will receive severance pay in accordance with the severance pay schedule set forth on Schedule 5.1(d). Notwithstanding the foregoing, no Employee who (i) receives, or is entitled to receive, a payment or bonus pursuant to a change-in-control, employment, bonus, or other agreement in connection with the transactions contemplated under this Agreement, or (ii) is entitled to severance pursuant to an individual agreement or plan or policy of the Company or Company Subsidiary shall be entitled to participate in the severance policy described in this Section 5.1(d) (other than an Employee that would be entitled to a greater severance benefit under Section 5.1(d) than under such agreement, who shall receive the greater of the two severance benefits). In connection with the foregoing, the Employees eligible to participate in the severance policy described in this Section 5.1(d) shall receive service credit for years of continuous service with the Company or any Company Subsidiary for purposes of determining the amount of any severance pay under such policy.

(e)            The Company shall take (or cause to be taken) all actions necessary or appropriate to cause the Company or Company Subsidiary, as appropriate, to enter into customary restrictive covenant agreements with the individuals set forth on Schedule 5.1(e), effective as of a date no later than the Closing Date. The form and substance of such agreements shall be subject to review and approval of Parent, which approval shall not be unreasonably withheld, and the terms of such agreements shall include, but shall not be limited to, a restriction period of no less than 12 months and reasonable non-solicitation provisions applicable to customers and employees of the Company and Company Subsidiary.

(f)             No provision of this Agreement is intended to, or does: (i) limit the ability of the Company or any Company Subsidiary to amend, modify, terminate, or adopt any benefit or compensation plan, program, policy, contract, agreement or arrangement, (ii) confer on any Person any right to employment or service or continued employment or service or any term or condition of employment or service, or (iii) limit the Company’s or any Company Subsidiary’s right to terminate the employment or service of any Person, including any Employee, at any time and for any or no reason.

5.2           No Rights or Remedies. Nothing in this ARTICLE V shall confer upon any Employee or his or her legal Representative any rights or remedies, including any right to employment, or continued employment, for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

ARTICLE VI
CONDITIONS PRECEDENT TO
OBLIGATIONS OF PARENT AND MERGER SUB

Unless waived by Parent and Merger Sub, Parent and Merger Sub’s obligation to consummate the Merger is subject to the fulfillment, on or before the Closing, of each of the following conditions:

6.1           Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement (other than Section 2.1(a), Section 2.3(a) and Section 2.4(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” contained therein) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (ii) the representations and warranties of the Company set forth in Section 2.1(a), Section 2.3(a) and Section 2.4(a) shall be true and correct as of the date of this Agreement and the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) in all material respects.

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6.2           Performance of Agreements. The Company shall have performed in all material respects all agreements herein required to be performed by the Company on or before the Effective Time.

6.3           Closing Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed on behalf of the Company by its chief executive officer or chief financial officer certifying to the effect that the conditions set forth in Section 6.1 and Section 6.2 have been satisfied.

6.4           Regulatory and Other Approvals. Parent shall have obtained the approval of all appropriate Governmental Authorities of the transactions contemplated by this Agreement and the Merger (other than the Bank Merger) (the “Requisite Regulatory Approvals”), and all required regulatory waiting periods shall have expired.

6.5           Approval of Merger and Delivery of Articles of Merger. The Company Shareholder Approval shall have been obtained, and the proper officers of the Company shall have executed and delivered to Parent the Articles of Merger, in form suitable for filing with the MSOS, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing.

6.6           No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Merger.

6.7           No Adverse Changes. Between the date of this Agreement and the Closing Date, the businesses of the Company and the Company Subsidiaries, taken as a whole, shall have been conducted in the Ordinary Course of Business, except as otherwise required under this Agreement, in all material respects consistent with prudent banking practices, and there shall not have occurred any change or any condition, event, circumstance, fact or occurrence, other than as required under this Agreement, that would be expected to have a Material Adverse Effect on the Company or the Company Subsidiaries.

6.8           Tax Opinion. Parent shall have received a written opinion of ArentFox Schiff LLP, tax counsel to Parent, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (b) each of the Company and Parent will be a party to such reorganization within the meaning of Section 368(b) of the Code.

6.9           Effectiveness of the Registration Statement. The Registration Statement shall have become effective with respect to the shares of Parent Common Stock to be issued in the Merger, no stop orders suspending the effectiveness of such Registration Statement shall have been issued, and no proceeding for that purpose shall have been instituted or threatened in writing.

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6.10         Closing Balance Sheet. Prior to the Closing Date, the Company shall deliver to Parent a consolidated balance sheet for the Company and the Company Subsidiaries as of the last day of the month preceding the Closing Date, or as of three Business Days prior to the Closing Date if the Closing Date is a day that is more than three Business Days following the last day of the preceding month, prepared in conformity with past practices and policies of the Company and the Company Subsidiaries, and in accordance with GAAP applied on a basis consistent with the preparation of the Interim Financial Statements (the “Closing Balance Sheet”), together with a calculation of the Consolidated Shareholders’ Equity.Parent shall have an opportunity to review and comment on the Closing Balance Sheet prior to the Closing Date.

6.11         Consents. The Company shall have obtained or caused to be obtained (a) all written consents required under Section 2.5, and (b) all other written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement, in each case where failure to obtain such consents, permissions and approvals required in (a) or (b) would have a Material Adverse Effect on the Company or Parent’s rights under this Agreement.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

Unless waived by the Company, the Company’s obligation to consummate the Merger is subject to the fulfillment, on or before the Closing, of each of the following conditions:

7.1           Representations and Warranties; Performance of Agreements. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement (other than Section 3.1(a), Section 3.2 and Section 3.3) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” contained therein) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and (ii) the representations and warranties of Parent and Merger Sub set forth in Section 3.1(a), Section 3.2 and Section 3.3 shall be true and correct as of the date of this Agreement and the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) in all material respects.

7.2           Performance of Agreements. Parent and Merger Sub, respectively, shall have performed in all material respects all agreements herein required to be performed by Parent or Merger Sub on or before the Effective Time.

7.3           Closing Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed on behalf of Parent by its chief executive officer or chief financial officer certifying to the effect that the conditions set forth in Section 7.1 and Section 7.2 have been satisfied.

7.4           Regulatory and Other Approvals. Parent shall have obtained all Requisite Regulatory Approvals, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Merger or to obtain substantial damages in respect of such transaction.

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7.5           Approval of Merger and Delivery of Articles of Merger. The Company Shareholder Approval shall have been obtained, and the proper officers of Parent shall have executed and delivered to the Company the Articles of Merger, in form suitable for filing with the MSOS, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing.

7.6           No Injunctions or Restraints; Illegality. No Injunction preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Merger.

7.7           No Adverse Changes. Between the date of this Agreement and the Closing Date, there shall not have occurred any change or any condition, event, circumstance, fact or occurrence, other than as provided in this Agreement, that would have a Material Adverse Effect on Parent.

7.8           Tax Opinion. The Company shall have received a written opinion from Husch Blackwell LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (b) each of the Company and Parent will be a party to such reorganization within the meaning of Section 368(b) of the Code.

7.9           Effectiveness of the Registration Statement . The Registration Statement shall have become effective with respect to the shares of Parent Common Stock to be issued in the Merger, no stop orders suspending the effectiveness of such Registration Statement shall have been issued, and no proceeding for that purpose shall have been instituted or threatened in writing.

ARTICLE VIII
TERMINATION

8.1           Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Parent Board or the Company Board, notwithstanding obtaining the Company Shareholder Approval, as follows (the date of any such termination, the “Termination Date”):

(a)            by mutual consent of Parent and the Company in a written instrument;

(b)            by either Parent or the Company:

(i)             if any Governmental Authority of competent jurisdiction shall have denied any Requisite Regulatory Approval or issued a final nonappealable order that has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, or if any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Governmental Authority, unless, in each case, the failure to obtain a Requisite Regulatory Approval shall be the result of the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(ii)            if the Effective Time shall not have occurred on or before August 31, 2027 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a Party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date;

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(iii)          if the Company Shareholder Approval is not obtained at the Company Shareholders Meeting; or

(iv)          if any state or federal law, rule or regulation is adopted or issued that has become effective and that has the effect of prohibiting the Merger;

(c)            by the Company:

(i)             if it is not in material breach of this Agreement, and if (A) any of the representations and warranties of Parent herein are or become untrue or inaccurate such that the condition set forth in Section 7.1 would not be satisfied, or (B) there has been a breach on the part of Parent of any of its covenants or agreements herein such that the condition set forth in Section 7.2 would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured prior to the earlier of (I) two Business Days prior to the Outside Date and (II) the date thirty Business Days after notice to Parent; or

(ii)            under the circumstances and to the extent permitted, and subject to the terms and conditions of, Section 4.8 and provided the Termination Fee referenced in Section 8.2(a) shall have been paid by the Company to Parent; or

(iii)          if, at any time during the five Business Day period commencing on the Determination Date, each of the following conditions is satisfied: (A) the Parent Market Value on the Determination Date is less than $40.81; and (B) (I) the number obtained by dividing (x) the Parent Market Value on the Determination Date, by (y) the Initial Parent Market Value, is less than (II) the number obtained by subtracting 0.20 from the Index Ratio; subject to the following four sentences. Any such termination shall be effective on the fifteenth Business Day following the Determination Date; subject to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 8.1(c)(iii), it shall give prompt written notice thereof to Parent. During the five Business Day period commencing with its receipt of such notice, Parent shall have the option to increase the Exchange Ratio to equal the lesser of (x) a quotient, the numerator of which is equal to the product of Initial Parent Market Value, the Exchange Ratio, and the Index Ratio minus 0.20, and the denominator of which is equal to the Parent Market Value on the Determination Date; or (y) the quotient determined by dividing the Initial Parent Market Value by the Parent Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio and 0.80. If within such five Business Day period, Parent delivers written notice to the Company that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the Company of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.1(c)(iii) , and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified). For purposes of clarification, the adjustments to the Exchange Ratio contemplated by Section 1.4(d) of this Agreement shall be calculated and applied subsequent to any adjustment to the Exchange Ratio pursuant to this Section 8.1(c)(iii). If Parent or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(c)(iii).

For purposes of this Agreement, the following terms shall have the following meanings:

“Determination Date” means the fifteenth Business Day preceding the Closing Date.

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“Final Index Price” means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the Determination Date, subject to adjustment pursuant to the last sentence of Section 8.1(c)(iii).

“Index” means the Nasdaq Bank Index or, if such index is not available, such substitute or similar index as substantially replicates the Nasdaq Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the execution of this Agreement.

“Initial Parent Market Value” means $51.01.

“Parent Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of Parent Common Stock as reported on the NASDAQ Global Market for the ten consecutive trading days immediately preceding such specified date.

(d)            by Parent:

(i)             if it is not in material breach of this Agreement, and if (A) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in Section 6.1 would not be satisfied, or (B) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in Section 6.2 would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured prior to the earlier of (I) two Business Days prior to the Outside Date and (II) the date thirty Business Days after notice to the Company; or

(ii)            prior to the Company Shareholders Meeting, if (A) the Company Board shall have failed to include the Company Recommendation in the Proxy Statement or shall have effected a Company Adverse Recommendation, (B) the Company Board shall have approved or recommended, or proposed publicly to approve or recommend, any Acquisition Proposal or any Superior Acquisition Proposal other than this Agreement, and/or permitted the Company to enter into an Alternative Acquisition Agreement, or (C) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by Parent or its affiliates) and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or within ten Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend rejection (or subsequently modifies a recommendation of rejection) of such offer; or if the Company shall have failed to call the Company Shareholders Meeting in accordance with Section 4.6(a) or shall have failed to deliver the Proxy Statement and the Registration Statement in accordance with Section 4.5 in material breach of such Sections and such failure shall not be due to any material breach by Parent of its obligations under Section 4.5.

8.2           Effect of Termination.

(a)            Notwithstanding any provision of this Agreement to the contrary, if:

(i)             (A) this Agreement is validly terminated pursuant to Section 8.1(b)(ii), Section 8.1(b)(iii) or Section 8.1(d)(i) (following in any such case a breach of Section 4.8 by the Company), (B) following the execution and delivery of this Agreement and in the case of a termination pursuant to Section 8.1(b)(ii) or Section 8.1(d)(i), prior to such termination, and in the case of a termination pursuant to Section 8.1(b)(iii), prior to the Company Shareholders Meeting, any bona fide Acquisition Proposal (substituting fifty percent for the fifteen percent thresholds set forth in the definition of “Acquisition Proposal”) (a “Qualifying Transaction”) shall have been communicated to the Company or a member of the Company Board (whether or not publicly disclosed) and not withdrawn or otherwise abandoned (and, if publicly disclosed, not publicly withdrawn or otherwise abandoned) and (C) within twelve months following the termination of this Agreement pursuant to Section 8.1(b)(ii), Section 8.1(b)(iii) or Section 8.1(d)(i), as applicable, such Qualifying Transaction is consummated; or

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(ii)            this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) or by Parent pursuant to Section 8.1(d)(ii);

then in any such event the Company shall pay to Parent (or a Person designated in writing by Parent) by wire transfer of same-day funds a fee equal to the Termination Fee. “Termination Fee” shall mean an amount equal to $2,730,000. Such payment shall be made, in the case of a termination referenced in clause (i) above, upon the consummation of any Qualifying Transaction, or in the case of a termination referenced in clause (ii) above, concurrently with the termination of this Agreement by the Company pursuant to Section 8.1(c)(ii) or within two Business Days after termination of this Agreement by Parent pursuant to Section 8.1(d)(ii). For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(b)            Notwithstanding anything to the contrary in this Agreement, in the circumstances in which the Termination Fee is or becomes payable pursuant to Section 8.2(a), Parent’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company or any of its affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Termination Fee pursuant to Section 8.2(a), and upon payment in full of such amount, none of Parent or any of its affiliates nor any other Person shall have any rights or claims against the Company or any of its Subsidiaries or affiliates (whether at law, in equity, in contract, in tort or otherwise) under or relating to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, if the Company fails promptly to pay Parent any amounts due under this Section 8.2, the Company shall pay the reasonable costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of The Northern Trust Company in effect from time to time from the date such fee or obligation was required to be paid.

(c)            The Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

(d)            There shall be deducted from any payments made pursuant to this Section 8.2 such amounts as may be required to be withheld therefrom under the Code or under any provision of U.S. state or local tax law.

The Party seeking to terminate this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall give written notice of such termination, including a description in reasonable detail of the reasons for such termination, to the other Party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected. Except as otherwise provided in this ARTICLE VIII, any valid termination of this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall be effective immediately upon the delivery of notice of the terminating Party to the other Parties hereto. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby; provided, however, that (i) Section 4.3(b), Section 8.2, and ARTICLE IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

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ARTICLE IX
GENERAL

9.1           Confidential Information. The Parties each covenant that, in the event the transactions contemplated by this Agreement are not consummated, each Party will keep in strict confidence and either return or destroy (and certify in writing as to such destruction) all documents containing any non-public information concerning the properties, business, and assets of the other Parties that may have been obtained in the course of negotiations or examination of the affairs of the other Parties either prior or subsequent to the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources), except to the extent that disclosure is required by judicial process or Governmental Authorities or to the extent that retention of such documents is required by Applicable Law, rules or regulations governing record retention.

9.2           Non-Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties under this Agreement shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties. Notwithstanding the foregoing, Parent may assign its rights hereunder to another wholly owned Subsidiary of Parent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties.

9.3           Notices. All notices, requests, demands, and other communications provided for in this Agreement shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) the third (3rd) Business Day after being deposited in the United States mail, registered or certified mail (return receipt requested), (c) the first Business Day after being deposited with Federal Express or any other recognized national overnight courier service, or (d) if delivered by electronic mail, upon receipt, in each case addressed as follows or at such other address as provided by a Party to the other Parties in accordance with these procedures:

(i)	If to the Company or the Bank, addressed to:

Evergreen Bancshares, Inc.

P.O. Box 179173

St. Louis, Missouri 63117-9173

Email: bob@glarnerstl.com

Attention: Robert B. Glarner, Jr.

with a copy to:

Husch Blackwell LLP

8001 Forsyth Blvd., Suite 1500

St. Louis, Missouri 63105

Email: David.richardson@huschblackwell.com

Attention: David Richardson

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(ii)	If to Parent or Merger Sub, addressed to:

First Mid Bancshares, Inc.

1421 Charleston Avenue

Mattoon, IL 61938

Email: jcrowder@firstmid.com

Attention: Jason M. Crowder

with a copy to:

ArentFox Schiff LLP

233 S. Wacker Drive, Suite 7100

Chicago, Illinois 60606-6473

Email: matt.galo@afslaw.com

Attention: Matt Galo

9.4           Knowledge. References in this Agreement to the “Knowledge” of a party shall mean: (a) with respect to a natural Person, the actual knowledge of such Person after his or her reasonable investigation into the subject matter at issue; (b) with respect to the Company and the Company Subsidiaries, the actual knowledge of those individuals listed on Schedule 9.4(b) after their reasonable investigation into the subject matter at issue, and (c) with respect to Parent, the actual knowledge of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of Parent after their reasonable investigation into the subject matter at issue.

9.5           Interpretation and Definitions. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole. Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation.” The words describing the singular shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other entities and vice versa. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. “Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means (a) the ownership of more than 10% of the voting securities or other voting interest of any Person (including attribution from related parties) or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled by” and “under common control with” have meanings correlative thereto.  For purposes of the foregoing, for all periods prior to the Closing, neither Parent, on the one hand, nor the Company or the Company Subsidiaries, on the other hand, will be treated as an Affiliate of the other.

9.6           Entire Agreement. This Agreement, including the Schedules and agreements delivered pursuant hereto, and the Confidentiality Agreement, set forth the entire understanding of the Parties and supersede all prior agreements, arrangements, and communications, whether oral or written. This Agreement shall not be modified or amended other than by written agreement of the Parties. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit, or amplify the provisions hereof.

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9.7           Extension; Waiver. At any time before the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. For any matter under this Agreement requiring the consent or approval of any Party, such consent or approval shall be valid and binding on a Party hereto only if such consent or approval is delivered in an instrument in writing signed on behalf of such Party.

9.8           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without giving effect to the conflicts of laws principles thereof. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of any Missouri state court located in St. Louis County, Missouri or, in connection with any matter requiring Federal court jurisdiction, any Federal court located in the Eastern District of Missouri (or any court with appellate jurisdiction therefrom) in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than any Missouri state court located in St. Louis County, Missouri or any Federal court located in the Eastern District of Missouri and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the transactions contemplated hereby.

9.9           Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts (including by electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

9.10         Severability. In the event that a court of competent jurisdiction shall finally determine that any provision of this Agreement or any portion thereof is unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision and portion thereof that is not invalidated by such determination shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the state whose laws are deemed to govern enforceability.

9.11         Specific Performance. The Parties acknowledge that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and accordingly agree that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or remedy breaches of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

9.12         Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

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9.13         No Survival. Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.

9.14         Confidential Supervisory Information. Notwithstanding anything to the contrary contained in this Agreement, no disclosure, representation or warranty shall be made, and no other action shall be taken, by any Party pursuant to this Agreement to the extent that such disclosure, representation, warranty or action would involve the disclosure of Confidential Supervisory Information in violation of Applicable Law or any restriction imposed by the Governmental Authority having authority over such information. For purposes of this Agreement, “Confidential Supervisory Information” means confidential supervisory or examination information or materials, including confidential supervisory information as defined in 12 C.F.R. § 261.2(b), records described in 12 C.F.R. § 309.5(g)(8) and subject to the disclosure restrictions of 12 C.F.R. § 309.6, and any similar information or materials subject to confidentiality or nondisclosure requirements imposed by any Governmental Authority. To the extent permitted by Applicable Law and the applicable Governmental Authority, the applicable Party shall use its reasonable best efforts to provide appropriate substitute information, make appropriate substitute disclosures or take appropriate substitute actions that do not involve the disclosure of Confidential Supervisory Information.

** Signature Page Follows **

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have each executed this Agreement and Plan of Merger as of the day and year first written above.

FIRST MID BANCSHARES, INC.

By: /s/ Matthew K. Smith
Name: Matthew K. Smith
Title: President and Chief Executive Officer

RAVEN SUB LLC

By: /s/ Matthew K. Smith
Name: Matthew K. Smith
Title: President

EVERGREEN BANCSHARES, INC.

By: /s/ Robert B. Glarner, Jr.
Name: Robert B. Glarner, Jr.
Title: Chairman

Exhibit A

Form of Voting Agreement

This Agreement (“Agreement”) is made and entered into as of the ____ day of ____________, 2026, by and between the undersigned shareholders (each, a “Shareholder,” and collectively, the “Shareholders”) of Evergreen Bancshares, Inc., a Missouri corporation (the “Company”), and First Mid Bancshares, Inc., a Delaware corporation (“Parent”).

Witnesseth:

Whereas, the Company and Parent, together with Parent’s wholly-owned subsidiary Raven Sub LLC, have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) (capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Merger Agreement);

Whereas, it is a condition precedent to Parent entering into the Merger Agreement that each of the Shareholders have executed and delivered this Agreement, solely in their capacities as shareholders of the Company; and

Whereas, each Shareholder owns and is entitled to vote the number of issued and outstanding shares of common stock of the Company (the “Company Common Shares”) set forth opposite such Shareholder’s name on Schedule 1 attached hereto and has agreed to vote such Shareholder’s Company Common Shares pursuant to the terms set forth in this Agreement.

Now, Therefore, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the Shareholders and Parent hereby agree as follows:

Section 1. Voting of Shares. Each Shareholder hereby agrees that at any meeting of the shareholders of the Company and in any action by written consent of the shareholders of the Company, such Shareholder shall vote the Company Common Shares which such Shareholder owns and is entitled to vote (a) in favor of the transactions contemplated by the Merger Agreement, (b) against any action or agreement which would result in a breach of any term of, or any other obligation of the Company under, the Merger Agreement, and (c) against any action or agreement which would impede, interfere with or attempt to discourage the transactions contemplated by the Merger Agreement; provided, however, that nothing in this Agreement shall prevent a Shareholder who may also serve as a director of the Company from discharging his or her fiduciary duties to the Company. Each Shareholder agrees that the Company shall be authorized to include in any proxy or material transmitted to shareholders of the Company or of Parent, a statement to the effect that the Shareholder is a party to this Agreement and has committed to vote in favor of the transactions as set forth in this Section 1.

Section 2. Term of Agreement. This Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the Effective Time (as defined in the Merger Agreement), (b) the termination of the Merger Agreement in accordance with its terms, which includes termination in the event the Company Board determines that its fiduciary duties require it to accept an unsolicited Acquisition Proposal from a third party pursuant to Section 4.8 of the Merger Agreement, or (c) August 31, 2027.

Section 3. Covenants of Shareholders. Each Shareholder agrees not to: except to the extent contained in this Agreement, grant any proxies, deposit any Company Common Shares into a voting trust or enter into a voting agreement with respect to any Company Common Shares; or without the prior written approval of Parent, solicit, initiate or encourage any inquiries or proposals for a merger or other business combination involving the Company.

Section 4. Representations and Warranties of Shareholders. Each Shareholder represents and warrants to Parent as follows: (a) such Shareholder has beneficial ownership of, and is entitled to vote in accordance with such Shareholder’s commitments under this Agreement, the number of Company Common Shares set forth opposite his or her name on Schedule 1 hereto, and does not own or have any right to acquire any Company Common Shares not listed on Schedule 1; (b) such Shareholder has the right, power and authority to execute, deliver and perform under this Agreement; such execution, delivery and performance will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which such Shareholder is a party or is subject; and this Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder, enforceable in accordance with its terms; (c) such Shareholder’s Company Common Shares listed as owned on Schedule 1 hereto are now and, until the termination of this Agreement, will remain owned by such Shareholder, free and clear of all voting trusts, voting agreements, proxies, liens, claims, liabilities, security interests, marital property rights or any other encumbrances whatsoever (other than (i) pledges for loans entered into in the ordinary course and (ii) rights of Parent and encumbrances respecting such Company Common Shares created pursuant to this Agreement or the Merger Agreement); and (d) other than this Agreement and the Merger Agreement, there are no outstanding options, warrants or rights to purchase or acquire, or agreements related to, such Shareholder’s Company Common Shares. Notwithstanding this representation, no Shareholder shall be prevented by this Agreement from the following transfers of Company Common Shares: (w) transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (x) transfers for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement; (y) with the prior written consent of Parent (which consent shall not be unreasonably withheld), for any sales, assignments, transfers or other dispositions necessitated by hardship; or (z)  as Parent may otherwise agree in writing.

Section 5. Representations and Warranties of Parent. Parent has the right, power and authority to execute and deliver this Agreement; such execution and delivery will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which Parent is a party or is subject; and this Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding agreement of Parent, enforceable in accordance with its terms.

Section 6. Transferability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement to a direct or indirect wholly-owned subsidiary or affiliate of Parent, provided that no such assignment shall relieve Parent of its obligations hereunder.

Section 7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed by any of the Shareholders in accordance with its specific terms or was otherwise breached. It is accordingly agreed that Parent shall be entitled to injunctive relief to prevent breaches of this Agreement by the Shareholders and to enforce specifically the terms and provisions hereof in addition to any other remedy to which Parent is entitled at law or in equity.

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Section 8. Further Assurances. Each Shareholder agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary or appropriate in order to consummate the transactions contemplated hereby.

Section 9. Entire Agreement and Amendment. (a) Except for the Merger Agreement and its ancillary agreements and instruments, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect hereto.

(b) This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 10. Notices. Each notice, demand or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) the third (3rd) Business Day after being deposited in the United States mail, registered or certified mail (return receipt requested), (c) the first Business Day after being deposited with Federal Express or any other recognized national overnight courier service, or (d) if delivered by electronic mail, upon receipt, in each case addressed to the applicable address set forth herein for Parent or on Schedule 1 for each of the Shareholders.

Section 11. General Provisions. This Agreement shall be governed by the laws of the State of Missouri. This Agreement may be executed in counterparts, each of which shall be deemed to be an original. Headings are for convenience only and shall not affect the meaning of this Agreement. Any term of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms of this Agreement.

[Signature Page Follows]

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In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

First Mid Bancshares, Inc., a Delaware corporation

By: ______________________________________

Name: Matthew K. Smith

Its: President and Chief Executive Officer

Address for Notices:

First Mid Bancshares, Inc.

1421 Charleston Ave.

Mattoon, IL 61938

Email: jcrowder@firstmid.com

Attention: Jason M. Crowder, General Counsel

[Signature Page to Voting Agreement]

Shareholders:

Signature:	Printed Name:

[Signature Page to Voting Agreement]

Schedule 1

Name, Address and E-mail Address of Shareholder	Number of Company Common Shares Owned by Shareholder
TOTAL

Exhibit B

FORM OF BANK MERGER AGREEMENT

PLAN OF MERGER
BY AND BETWEEN
FIRST MID BANK & TRUST, N.A.
AND
AMERICAN BANK OF FREEDOM

This Plan of Bank Merger (the “Plan”) is made and entered into as of the ____ day of _________, 2027, by and between First Mid Bank & Trust, N.A., a bank organized under the laws of the United States of America and located in Mattoon, Illinois (“Parent Bank”), and American Bank of Freedom, a bank organized under the laws of the State of Missouri and located in Wellsville, Missouri (“Bank”).

W I T N E S S E T H:

WHEREAS, First Mid Bancshares, Inc. (“Parent”), Raven Sub LLC (“Merger Sub”), and Evergreen Bancshares, Inc. (the “Company”), entered into an Agreement and Plan of Merger (the “Agreement”) dated October 28, 2026, pursuant to which the Company merged with and into Merger Sub on [_________], 2027, and subsequently Merger Sub merged with and into, or was dissolved into, Parent on [__________], 2027 (collectively, the “Merger”); and

WHEREAS, pursuant to the Agreement and the terms of this Plan, Bank will merge with and into Parent Bank (the “Bank Merger”).

NOW, THEREFORE, in consideration of the above premises and the mutual covenants and agreements set forth herein, the parties agree as follows:

1.              Merger. Pursuant to Section 362.240 of the Revised Statutes of Missouri and 12 U.S.C. § 215a, Bank shall be merged with and into Parent Bank. Parent Bank shall be the survivor of the Bank Merger (the “Resulting Bank”), and shall operate with the name “First Mid Bank & Trust, N.A.” The Resulting Bank shall be liable for all liabilities of Bank in accordance with the provisions of 12 U.S.C. § 215a(a)(4).

2.              Effective Date of the Bank Merger. The Bank Merger shall become effective on the date that Articles of Merger reflecting the Bank Merger become effective with the Office of the Comptroller of the Currency (the “Effective Date”).

3.              Location; Articles and Bylaws; Directors and Executive Officers of the Resulting Bank. On the Effective Date:

(a)            The main office of the Resulting Bank shall be located at the main office of Parent Bank immediately prior to the Effective Date.

(b)           The Articles of Association of the Resulting Bank shall be the Articles of Association of Parent Bank in effect immediately prior to the Effective Date. The Bylaws of the Resulting Bank shall be the Bylaws of Parent Bank in effect immediately prior to the Effective Date.

(c)            From and after the Effective Date, the executive officers of the Resulting Bank shall be the executive officers of Parent Bank immediately prior to the Effective Date. From and after the Effective Date, the directors of the Resulting Bank shall be the directors of Parent Bank immediately prior to the Effective Date. Such directors and executive officers shall serve until their resignation or removal or until their successors shall have been elected or appointed and shall have been qualified in accordance with the Articles of Association and Bylaws of Parent Bank.

4.              Manner of Converting Shares.

(a)            By virtue of the Bank Merger, automatically and without any action on the part of the holder thereof, each of the shares of Bank common stock issued and outstanding immediately prior to the Effective Date shall be cancelled and retired at the Effective Date, and no consideration shall be issued in exchange therefor.

(b)           Upon and after the Effective Date, each share of Parent Bank common stock issued and outstanding immediately prior to the Effective Date shall remain issued and outstanding and unchanged.

5.              Conditions Precedent to Consummation. Consummation of the Bank Merger herein provided for is conditioned upon (a) receipt of all necessary consents to the Bank Merger from applicable regulatory authorities, (b) approval of the Plan by Parent, as sole shareholder of Bank following the Merger, (c) approval of the Plan by Parent, as sole shareholder of Parent Bank, and (d) consummation of the Merger.

6.              Termination. This Plan may be terminated by the mutual consent of the parties at any time prior to the Effective Date. The Plan shall also be terminated automatically in the event the Agreement is terminated pursuant to the provisions of Article VIII thereof.

7.              Counterparts, Headings, Governing Law. This Plan may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. The title of this Plan and the headings herein are for convenience of reference only and shall not be deemed a part of this Plan. This Plan shall be governed by and construed in accordance with the laws of the State of Missouri and the National Bank Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed by their duly authorized officers and their seals to be affixed hereto, all as of the day and year first above written.

FIRST MID BANK & TRUST, N.A.

[BANK SEAL]

By:

Name:

Title:

ATTEST:

________________________

Secretary

AMERICAN BANK OF FREEDOM

[BANK SEAL]

By:

Name:

Title:

ATTEST:

________________________

Secretary

[Signature Page to Plan of Bank Merger]